Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED

BY “[***]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT

MATERIAL AND (II) IS THE TYPE THE COMPANY TREATS AS PRIVATE

OR CONFIDENTIAL.

AGREEMENT AND PLAN OF MERGER

by and among

BIOREZ, INC.,

CONMED CORPORATION,

PROMETHEUS MERGER SUB, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC

Dated as of August 1, 2022

TABLE OF CONTENTS

		Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

2.1.	The Certificate of Incorporation	2
2.2.	The Bylaws	2

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV

CONSIDERATION; EFFECT ON CAPITAL STOCK

4.1.	Closing Consideration	3
4.2.	Earn-Out Consideration	9
4.3.	Effect of the Merger on Capital Stock	14
4.4.	Payment for and Exchange of Company Securities	16

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1.	Representations and Warranties of the Company	20
5.2.	Representations and Warranties of Parent and Merger Sub	48

ARTICLE VI

COVENANTS

6.1.	Interim Operations	50

-i-

6.2.	No Solicitation or Negotiation of Alternative Proposals	54
6.3.	Requisite Stockholder Approval	55
6.4.	Additional Stockholder Consents	55
6.5.	Information Statement; Stockholders Meeting	56
6.6.	Cooperation	56
6.7.	Access and Reports	56
6.8.	Publicity; Employee Communications	57
6.9.	Employee Benefits	58
6.10.	Insurance and Indemnification	60
6.11.	Takeover Statutes	61
6.12.	Litigation	61
6.13.	Company Indebtedness	61
6.14.	Tax Matters	61
6.15.	Third-Party Consents	63
6.16.	RWI Policy	63
6.17.	Confidentiality	63
6.18.	Notification	64

ARTICLE VII

CONDITIONS

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	64
7.2.	Conditions to Obligations of Parent and Merger Sub	64
7.3.	Conditions to Obligation of the Company	66

ARTICLE VIII

TERMINATION

8.1.	Termination by Mutual Consent	66
8.2.	Termination by Either Parent or the Company	66
8.3.	Termination by the Company	67
8.4.	Termination by Parent	67
8.5.	Effect of Termination	67

ARTICLE IX

SURVIVAL AND INDEMNIFICATION

9.1.	Survival	67
9.2.	Indemnification	68

ARTICLE X

MISCELLANEOUS AND GENERAL

10.1.	Holder Representative	74

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10.2.	Actions of the Holder Representative	77
10.3.	Modification or Amendment	77
10.4.	Waiver of Conditions	78
10.5.	Counterparts	78
10.6.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	78
10.7.	Notices	80
10.8.	Entire Agreement	81
10.9.	No Other Representations or Warranties	82
10.10.	Expenses	82
10.11.	Assignment	82
10.12.	No Third Party Beneficiaries	82
10.13.	Obligations of Parent and of the Company	83
10.14.	Definitions	83
10.15.	Severability	83
10.16.	Interpretation; Construction	83
10.17.	Waiver of Conflicts; Privilege	84

Annexes

Annex A	Defined Terms	A-1

Exhibits
Exhibit 1	Sample Working Capital Calculation	E1-1
Exhibit 2	Agreed Accounting Principles	E2-1
Exhibit 3	Form of Stockholder Written Consent	E3-1
Exhibit 4	Form of Parent Earn-Out Statement	E4-1
Exhibit 5	Form of Option Cancellation Agreement	E5-1
Exhibit 6	Form of Warrant Cancellation Agreement	E6-1

Schedules

Schedule 4.2(d)	Participating Employees’ Percentage Interests
Schedule 5.1(c)	Payment Schedule
Schedule 7.2(c)	Transaction Expenses

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 1, 2022 (the “Effective Date”), is by and among Biorez, Inc., a Delaware corporation (the “Company”), CONMED Corporation, a Delaware corporation (“Parent”), Prometheus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact of the Holders (“Holder Representative”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly following the execution and delivery of this Agreement, and as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company has agreed to use its best efforts to obtain a written consent from certain stockholders of the Company pursuant to which such stockholders will approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) as more particularly set forth herein;

WHEREAS, concurrently with the execution of this Agreement, as an inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and/or the Company, as applicable, are entering into, with those individuals listed on Section A to the Company Disclosure Letter (each of such individuals, a “Key Employee”), (a) new employment agreements or retention arrangements and/or offer letters and/or (b) covenants not to compete (each of the foregoing, a “New Employment Agreement”), that will, in each case, become effective at the Effective Time; and

WHEREAS, the Company, Parent, Merger Sub and the Holder Representative desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place by conference call and electronic exchange of signatures, documents and other deliverables required to be executed and/or delivered at the Closing no later than five (5) business days (the actual date of the Closing, the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII shall be satisfied or waived in writing in accordance with this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, that the Closing shall not occur prior to August 1, 2022. For purposes of this Agreement, the term “business day” means any day other than a Saturday, a Sunday or other day on which bank institutions in New York, New York are authorized or required by Law to be closed.

1.3. Effective Time. As soon as practicable following, and on the date of, the Closing, the Company and Parent shall cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall, by virtue of the Merger, be amended and restated to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Corporation shall be “Biorez, Inc.”

2.2. The Bylaws. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors. The board of directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV

Consideration; Effect on Capital Stock

4.1. Closing Consideration.

(a) Closing Consideration. The aggregate consideration for the Merger shall be an amount equal to (i) the Closing Consideration, as calculated pursuant to this Section 4.1(a), plus (ii) the Earn-Out Consideration (to the extent it becomes payable up to the Earn-Out Cap) on the terms and subject to the conditions set forth in Section 4.2 and Article IX (the “Aggregate Consideration”). The consideration to be paid by Parent at the Closing (the “Closing Consideration”) shall be an amount in cash, calculated pursuant to Section 4.1(b), equal to (i) $85,000,000, plus (ii) the Company Cash, minus (iii) the Funded Debt, plus (iv) the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Upper Boundary, minus (v) the amount, if any, by which the Closing Net Working Capital is less than the Net Working Capital Lower Boundary, minus (vi) $750,000 (the “Purchase Price Adjustment Holdback”), minus (vii) the Holder Representative Expense Amount. The Closing Consideration shall be distributed to the holders of the Company’s securities (each such holder of securities, a “Holder”) in the manner specified on the Payment Schedule.

(i) For the avoidance of doubt, in no event shall Parent or its Affiliates be obligated to make any payments to any Holders pursuant to this Agreement that, together with the Purchase Price Adjustment Holdback (to the extent it becomes payable), in the aggregate exceed the Aggregate Consideration, other than any payments made by Parent or its Affiliates in respect of the New Employment Agreements. For purposes of this Agreement, “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; for purposes of this definition, “control” when used with respect to any specified Person shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and “controlling” and “controlled” shall have meanings correlative to the foregoing.

(b) Calculation of Closing Consideration. Not less than three (3) business days prior to the Closing Date, the Company shall prepare, or cause to be prepared, and deliver to Parent a certificate containing a statement (the “Estimated Closing Statement”) representing the Company’s good faith estimate of the Closing Consideration and each component thereof (the “Estimated Closing Consideration”) as of immediately prior to the Closing. The Estimated Closing Statement and all estimates and calculations contained therein shall be prepared in accordance with the Agreed Accounting Principles and shall include supporting information and data reasonably necessary to support the calculations and estimates contained therein. After delivery of the Estimated Closing Statement, the Company shall make its representatives reasonably available to Parent to discuss the Estimated Closing Statement and related supporting documentation. No failure by Parent to dispute the Company’s calculation of the Estimated Closing Consideration prior to the Closing shall be considered agreement with such amount for purposes of calculating the Closing Consideration or any component thereof. For the purposes of this Agreement, “Agreed Accounting Principles” means the Company’s accounting methods, policies, practices and procedures, applied consistently with the classification and estimation methodology used to prepare the Financial Statements, in the form set forth on Exhibit 2.

(i) Cash. The Estimated Closing Statement shall set forth the Company Cash that the Company estimates will be held as of immediately prior to the Closing. For purposes of the Agreement, “Company Cash” shall mean the amount of cash and cash equivalents of the Company and its Subsidiaries, minus the amount necessary to cover all overdrafts and all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company or any of its Subsidiaries but have not cleared their respective bank or other accounts prior to the Closing, determined without duplication in accordance with the Agreed Accounting Principles.

(ii) Funded Debt. The Estimated Closing Statement shall set forth each of the following amounts that the Company estimates will be outstanding immediately prior to the Closing:

(A) the total amount of (1) all Indebtedness of the Company and its Subsidiaries outstanding immediately prior to the Closing, plus (2) all obligations in respect of breakage costs, close out amounts, unwind costs, termination costs, redemption costs and other similar charges of the Company and its Subsidiaries under derivatives, swap or exchange agreements, hedging transactions or similar instruments resulting from all events occurring prior to or as of immediately prior to the Closing (the sum of clauses (1)-(2), collectively, the “Debt Repayment Amount”);

(B) the total amount of all of the fees and expenses outstanding as of the Closing or payable after the Closing incurred by or on behalf of the Company or any of its Subsidiaries on or prior to the Closing in connection with the Merger and the other Transactions, including (1) all brokers’ or finders’ fees (if any) incurred by the Company or any of its Subsidiaries; plus (2) all fees and expenses of counsel, advisors, consultants, investment bankers (including Canaccord Genuity Group Inc. (“Canaccord”)), accountants or other professionals incurred by the Company or any of its Subsidiaries; plus (3) any Liabilities with respect to any costs of (a) sale, change in control, transaction, retention, deal completion or similar bonuses (in each case regardless of whether any such bonuses are paid on or after the Closing Date, and which shall, for the avoidance of doubt, include the Special Merger Bonuses set forth in Section 5.1(h) of the Company Disclosure Letter), (b) severance (and other post-termination) obligations to any Person whose employment has been terminated on or prior to the Closing, and (c) the employer’s portion of any applicable payroll Taxes attributable to each of (i) the foregoing clauses (a) through (b) and (ii) the payments in respect of Company Options as set forth on the Payment Schedule (the sum of clauses (1) through (3), collectively, the “Transaction Expenses”).

For purposes of this Agreement, (w) “Funded Debt” shall mean (A) the sum (without duplication) of (1) the Debt Repayment Amount, plus (2) the Transaction Expenses, minus (B) the total amount payable by the Company to any insurer with respect to the D&O Insurance and Products Liability Insurance obtained by the Company pursuant to Section 6.10; (x) “Indebtedness” shall mean any of the following with respect to the Company and its Subsidiaries: (i) any obligations for borrowed money; (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations as a lessee under leases that are required under U.S. generally accepted accounting principles (“GAAP”) to be treated as capital leases or to pay the deferred and unpaid purchase price of any business, line of business, property or equipment (including obligations related to earn-out arrangements) other than to the extent such obligations are taken into account in the calculation of Net Working Capital; (iv) all net cash payment obligations under swaps, options, derivatives and other hedging Contracts that would be payable upon the termination thereof (calculated assuming termination on the date of determination); (v) any accrued and unpaid interest, premiums, fees, charges, reimbursements and other expenses owed with respect to the foregoing, including, but not limited to, prepayment penalties; (vi) any guarantee of any of the foregoing types of Indebtedness referred to in clauses (i)-(v) of any Person; (vii) all Indebtedness of any other Person secured by a Lien on any property or asset of the Company; and (viii) any Accrued Taxes; provided, that Indebtedness shall not include undrawn letters of credit, surety bonds and similar instruments, except to the extent such instruments relate to obligations of an entity other than the Company or its Subsidiaries; and (y) “Accrued Taxes” shall mean an amount (not less than zero) equal to the liabilities or obligations of the Company and its Subsidiaries, without duplication of any other amount taken into account as Transaction Expenses or in Net Working Capital, for any income Taxes with respect to a Pre-Closing Tax Period to the extent first due and payable after and not satisfied prior to the Closing Date, taking into account with respect to each particular type of Tax any refunds or previous overpayments, prepayments, or deposits of estimated Taxes in respect of that particular Tax, which calculation shall be made (i) consistent with past practices of the Company and its Subsidiaries except as otherwise required by a change in applicable Laws, (ii) without recalculating any Taxes previously shown as due and payable on a Tax Return filed by the Company or any of its Subsidiaries, except as required by a final “determination” under Section 1313 of the Internal Revenue Code of 1986 (the “Code”) (or any similar provision of state, local or non-U.S. law), (iii) without regard to any non-tax, accounting concepts of deferred Tax liabilities or deferred Tax assets, (iv) considering transaction-related Tax deductions only to the extent such deductions (A) have the effect of reducing (not below zero) the particular current Tax liability to which such deductions are relevant and (B) are deductible by a member the Company or any of its Subsidiaries at least at a “more likely than not” level of confidence and taking into account any safe harbors that may apply to success-based fees, and (v) solely by taking into account only those jurisdictions (I) with respect to which the Company and its Subsidiaries have historically and consistently filed Tax Returns and paid Taxes (i.e., by applying the past principles and practices of the Company and its Subsidiaries for purposes of determining their Tax liabilities and payment and filing obligations) or (II) in which the Company and its Subsidiaries have first commenced operations on or before the Closing Date.

(iii) Working Capital. The Estimated Closing Statement shall set forth each of the following amounts:

(A) the Company’s estimate of the Net Working Capital as of the Closing Date (the “Closing Net Working Capital” and such estimate, the “Estimated Closing Net Working Capital”); and

(B) the amount, if any, by which the Estimated Closing Net Working Capital is less than negative one hundred and eighty-five thousand dollars (-$165,000) (the “Net Working Capital Lower Boundary”); or

(C) the amount, if any, by which the Estimated Closing Net Working Capital exceeds $0 (the “Net Working Capital Upper Boundary”).

For purposes of this Agreement, “Net Working Capital” shall mean (i) the current assets of the Company and its Subsidiaries (excluding (1) Company Cash and (2) all deferred Tax assets and income Tax assets) minus (ii) the current liabilities of the Company and its Subsidiaries (including any dividends or distributions declared by the Company, but excluding (1) Funded Debt and (2) all deferred Tax liabilities and income Tax liabilities), in each case calculated in accordance with the Agreed Accounting Principles and the line items in the illustrative net working capital calculation set forth on Exhibit 1.

(c) Post-Closing Adjustments to Closing Consideration.

(i) Final Closing Statement. Within ninety (90) days following the Closing Date, Parent shall deliver to the Holder Representative a statement (the “Closing Statement” and, in its final and binding form as determined below, the “Final Closing Statement”) setting forth the Closing Consideration and each component thereof as of immediately prior to the Closing, including final determinations as to the amounts of (A) the Company Cash, (B) the Funded Debt and (C) the Closing Net Working Capital. The Final Closing Statement and the components thereof shall be prepared in accordance with the Agreed Accounting Principles. The Holder Representative shall cooperate as reasonably requested in connection with the preparation of the Closing Statement. During the thirty (30)-day period immediately following the Holder Representative’s receipt of the Closing Statement, the Holder Representative shall be permitted to review Parent’s working papers related to the preparation of the Closing Statement and determination of the Closing Consideration and the components thereof. The Closing Statement shall become final and binding upon the parties upon the earlier of (x) thirty (30) days following the Holder Representative’s receipt thereof, unless the Holder Representative shall give written notice of its disagreement (a “Notice of Disagreement”) to Parent prior to such date and (y) the date that the Holder Representative notifies Parent of its acceptance thereof. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. The Closing Statement shall become final and binding upon the resolution in writing of all disagreements the parties may have with respect thereto (whether by the written agreement of the parties or pursuant to the arbitration provisions set forth below). During the thirty (30) days following delivery of a Notice of Disagreement, Parent and the Holder Representative shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. Following delivery of a Notice of Disagreement, Parent and its agents and Representatives shall be permitted to review the Holder Representative’s and its Representatives’ working papers relating to the Notice of Disagreement. If, at the end of the thirty (30)-day period referred to above, the matters in dispute have not been fully resolved, then the parties shall submit to Ernst & Young LLP (or such other mutually agreed independent accountants of nationally recognized standing) (any such accounting firm, the “Accounting Firm”) for review and resolution of all matters (but only such matters) which remain in dispute, and the Accounting Firm shall make a final determination of the Closing Consideration and the components thereof to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement. The parties will reasonably cooperate with the Accounting Firm during the term of its engagement. The Accounting Firm shall be provided reasonable access to the books, records and other relevant information of the Company, Parent and the Holder Representative to the extent necessary to calculate the Closing Consideration. In resolving any matters in dispute, the Accounting Firm may not assign a value to any item in dispute greater than the greatest value for such item assigned by Parent in the Closing Statement, on the one hand, or the Holder Representative in the Notice of Disagreement, on the other hand, or less than the smallest value for such item assigned by Parent in the Closing Statement, on the one hand, or the Holder Representative in the Notice of Disagreement, on the other hand. The Accounting Firm’s determination shall be based solely on presentations by Parent and the Holder Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Absent fraud committed by the Accounting Firm or manifest error (as to which Parent and the Holder Representative mutually agree), the Closing Statement and the determination of the Closing Consideration and the components thereof shall become final and binding on the parties on the date the Accounting Firm delivers its final resolution in writing to the parties (which the Accounting Firm shall be instructed to deliver not more than forty-five (45) days following submission of such disputed matters). The Accounting Firm shall act as an expert and not as an arbitrator to determine solely the matters in dispute based solely on the submissions and responses of Parent, on the one hand, and the Holder Representative, on the other hand. The Accounting Firm shall allocate its costs and expenses between Parent and the Holder Representative, on behalf of the Holders, based upon the percentage of the contested amount submitted to the Accounting Firm that is ultimately awarded to Parent, on the one hand, or the Holder Representative on behalf of the Holders, on the other hand, such that Parent bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to the Holders and the Holders bear a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Parent (such amount payable by the Holder Representative on behalf of the Holders to be deducted from the Purchase Price Adjustment Holdback and retained by Parent in accordance with Section 4.1(c)(ii)).

(ii) Closing Consideration Adjustments. At the Effective Time, Parent shall hold an amount equal to the Purchase Price Adjustment Holdback, which shall constitute a holdback from the Closing Consideration used to satisfy amounts owed to Parent pursuant to this Section 4.1(c)(ii). Within five (5) business days following the determination of the Final Closing Statement:

(A) in the event that the Closing Consideration (as finally determined pursuant to Section 4.1(c)(i)) is greater than the Estimated Closing Consideration (the positive number equal to the difference between the Closing Consideration and the Estimated Closing Consideration, the “Upward Adjustment Amount”), then Parent shall deposit with the Paying Agent for the benefit of the Holders such Upward Adjustment Amount, together with the Purchase Price Adjustment Holdback (after deduction of any applicable Accounting Firm costs and expenses payable by the Holder Representative on behalf of the Holders pursuant to Section 4.1(c)(i)), in immediately available funds;

(B) in the event that the Estimated Closing Consideration is greater than the Closing Consideration (as finally determined pursuant to Section 4.1(c)(i)) (the absolute value of the negative number equal to the difference between the Estimated Closing Consideration and the Closing Consideration, the “Downward Adjustment Amount”), then Parent shall (1) retain from the Purchase Price Adjustment Holdback, an amount in cash equal to the Downward Adjustment Amount and (2) deposit with the Paying Agent for the benefit of the Holders the remainder (if any) of the Purchase Price Adjustment Holdback after deducting the Downward Adjustment Amount and any applicable Accounting Firm costs and expenses payable by the Holder Representative on behalf of the Holders pursuant to Section 4.1(c)(i), in each case in immediately available funds; or

(C) in the event that the Closing Consideration (as finally determined pursuant to Section 4.1(c)(i)) equals the Estimated Closing Consideration, then Parent shall deposit with the Paying Agent for the benefit of the Holders the Purchase Price Adjustment Holdback (after deduction of any applicable Accounting Firm costs and expenses payable by the Holder Representative on behalf of the Holders pursuant to Section 4.1(c)(i)) in immediately available funds.

(d) Modifications to Payment Schedule. The Company may, in its reasonable discretion, modify, change or amend the Payment Schedule at any time and from time to time prior to the Closing Date to correct any inaccuracy in the Payment Schedule or to otherwise update the Payment Schedule to reflect changes to the Company’s capital structure permitted in accordance with Section 6.1; provided, that the Company will provide the final Payment Schedule to Parent no later than 5:00 P.M. (Eastern Time) on the date that is at least two (2) business days prior to the Closing Date. For the avoidance of doubt, no modification, amendment or change made to the Payment Schedule shall alter the aggregate amount of Closing Consideration or Aggregate Consideration payable by Parent.

(e) Holder Representative Expense Amount. At the Closing, Parent shall deposit into an account designated by the Holder Representative (the “Holder Representative Expense Account”) an amount equal to $100,000 (the “Holder Representative Expense Amount”). The Holder Representative Expense Amount may be used at any time by the Holder Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, including those duties and obligations identified in Article X. The Holder Representative Expense Amount will be held by the Holder Representative for so long as the Holder Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement;

provided, that, following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Holder Representative is entitled in connection therewith, the Holder Representative shall deliver any amounts remaining in the Holder Representative Expense Account to the Paying Agent for further distribution to the Holders in accordance with the Payment Schedule. The Holders will not receive any interest or earnings on the Holder Representative Expense Amount and will irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative will hold these funds separate from its company funds, will not use these funds for any purpose inconsistent with this Agreement and will not voluntarily make these funds available to its creditors in the event of bankruptcy. For tax purposes, the Holder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Holders at the time of the Closing.

4.2. Earn-Out Consideration.

(a) Subject to the occurrence of the Closing and the terms and conditions set forth in this Section 4.2 and Article IX, Parent shall pay or cause to be paid additional consideration (the “Earn-Out Consideration”) of up to $165,000,000 (the “Earn-Out Cap”) to the Holders, pursuant to their respective allocations set forth on the Payment Schedule, to the extent achieved during the time period commencing on the first day of the Quarter beginning immediately following the Closing Date (the “Commencement Date”) and ending on the day before the fourth (4th) anniversary of the Commencement Date (the “Earn-Out Period”), as follows:

(i) If the aggregate Applicable Revenue for any period of four (4) full successive Quarters during the Earn-Out Period (each, an “Applicable L4Q Period”), is greater than both (i) the prior four (4) Quarters’ aggregate Applicable Revenue and (ii) the greatest Applicable Revenue for any prior four-Quarter period commencing with the last completed period of four (4) full successive Quarters immediately preceding the Commencement Date (the greater of clause (i) or (ii) on any measurement date, the “Highwater Mark”), then Earn-Out Consideration for such Applicable L4Q Period shall be payable to the Holders, pursuant to their respective allocations set forth on the Payment Schedule, in an amount in the aggregate equal to (A) (1) the Applicable Revenue for such Applicable L4Q Period minus (2) the Highwater Mark, multiplied by (B) [***]. For the avoidance of doubt, commencing with the initial Earn-Out Consideration to be paid with respect to, and following the completion of, the first Applicable L4Q Period ending on or after the first anniversary of the Commencement Date (if and to the extent due), additional Earn-Out Consideration may be payable following each completed Quarter during the Earn-Out Period (if and to the extent due), in each case subject to the terms and conditions set forth in this Agreement.

For purposes of this Agreement, the term “Applicable Revenue” shall mean revenues calculated in accordance with GAAP as reported by Parent for purposes of its filings with the Securities and Exchange Commission (the “SEC”) for commercial sales of the Company Product anywhere in the world, less (a) outbound shipping charges actually paid or allowed by the selling party (and not reimbursed), (b) amounts actually allowed or credited due to returns or retroactive price decrease (solely to the extent refunded by the selling party after the selling party’s receipt of the gross revenues from such sale and not deducted prior to the receipt of such gross revenues), and (c) credits or allowances given or made for any recall of the Company Product

(whether voluntary or involuntary). By way of clarification, and without amending any of the foregoing, inter-company transfers and transfers to Affiliates shall not be considered as revenues of Parent. For purposes of this Section 4.2, the term “Company Product” shall mean (A) the BioBrace® implant, including any modified or improved versions thereof, (B) any other product or device that is based upon, embodies or is derived from, in whole or in part, any of the Company Intellectual Property and is covered by any valid claim(s) of any issued patents included in, or any patents that issue from any pending patent applications or continuations included in, the Company Intellectual Property as of the Closing Date, and (C) any porous or bio-inductive implant that (i) contains xenogenic-derived collagen, (ii) is indicated for and sold for purposes of the augmentation or reinforcement of soft tissue in orthopedic shoulder, knee, hip, foot, ankle or elbow or hernia repair surgery and (iii) is acquired or otherwise sold by Parent or its Affiliates during the Earn-Out Period, in each case of clauses (A) through (C), for the avoidance of doubt, that are commercially released and sold by Parent or any of its Affiliates during the Earn-Out Period; provided, that the term Company Product excludes any product or device that is or has been sold, commercialized, promoted or distributed by Parent or any of its Affiliates prior to the Closing Date, and, any modified or improved versions thereof developed after the Closing Date, except to the extent such modified or improved versions are covered by any valid claim(s) of any issued patents included in, or any patents that issue from any pending patent applications or continuations included in, the Company Intellectual Property as of the Closing Date. If any Company Product is sold by Parent or any of its Affiliates as part of a bundle or kit that incorporates or includes any other products or devices of Parent or any of its Subsidiaries for an aggregate price, then any calculation of Applicable Revenue for purposes of this Section 4.2 will include revenues reasonably allocated to the value of such Company Product in such bundle or kit as determined by Parent in good faith and in an amount that is not less than the average sales price of such Company Product to end users on a standalone basis during the relevant Quarter. For the avoidance of doubt, in the event that any product becomes a Company Product pursuant to clause (C) of the definition thereof during the Earn-Out Period, then (1) Applicable Revenue with respect to such product shall be measured beginning on the date during the Applicable L4Q Period that such product becomes a Company Product and (2) the calculation of the Highwater Mark for such Applicable L4Q Period and future Applicable L4Q Periods shall be adjusted to include the historical Applicable Revenue for such product in the relevant historical comparison periods (it being understood and agreed that only growth in Applicable Revenue of such product from and after the date it becomes a Company Product, and not the amount of Applicable Revenue of the product on the date that it becomes a Company Product, will be included in the calculation of the Earn-Out Consideration pursuant to this Section 4.2). For purposes of this Agreement, a “Quarter” refers to a three (3) calendar month period beginning on January 1, April 1, July 1, or October 1, as applicable.

(ii) For the avoidance of doubt, under no circumstances will the aggregate of all of the Earn-Out Consideration, if any, exceed the Earn-Out Cap.

(b) Within seventy-five (75) days following the end of the first Applicable L4Q Period and within seventy-five (75) days following each completed Quarter during the Earn-Out Period thereafter, Parent shall prepare and deliver its good faith calculation of (i) the aggregate Applicable Revenue and (ii) the Highwater Mark, in each case for each of (x) such Quarter and (y) the Applicable L4Q Period ended as of the end of such Quarter (each, a “Parent Earn-Out Statement”) to the Holder Representative, together with a statement of the amount of the Earn-Out Consideration (if any) payable with respect to such Applicable L4Q Period. Parent shall deliver a

Parent Earn-Out Statement to the Holder Representative following the completion of each Quarter after the Commencement Date until the earlier of the date of delivery of (A) the Parent Earn-Out Statement showing that the aggregate Earn-Out Consideration has or, with the payment of the Earn-Out Consideration payable under such Parent Earn-Out Statement, will have, reached the Earn-Out Cap and (B) the Parent Earn-Out Statement with respect to the final Applicable L4Q Period of the Earn-Out Period (the last Parent Earn-Out Statement that is required to be delivered under this Section 4.2, the “Final Parent Earn-Out Statement”). Parent Earn-Out Statements delivered on a semi-annual basis in connection with Quarters beginning on April 1 or October 1 shall also include a summary of material developments (as determined by Parent) with respect to the Company Product. A sample Parent Earn-Out Statement is attached to this Agreement as Exhibit 4. Parent shall prepare each Parent Earn-Out Statement in a manner that is consistent in form and substance in all respects with Exhibit 4, unless otherwise approved in writing by the Holder Representative.

(c) From and after the delivery of each Parent Earn-Out Statement, the Holder Representative and its Representatives shall be permitted reasonable access to review Parent’s working papers and supporting documents primarily related to the preparation of the Parent Earn-Out Statement. The Parent Earn-Out Statement, and the amount of Earn-Out Consideration (if any) set forth therein, shall become final and binding upon the parties upon the earlier of (x) thirty (30) days following the Holder Representative’s receipt thereof, unless the Holder Representative gives written notice of its disagreement (an “Earn-Out Notice of Disagreement”), identifying in reasonable detail the specific items or amounts that are in dispute (the “Disputed Calculations”), to Parent on or prior to such date and (y) the date that Holder Representative notifies Parent of its acceptance thereof. In the event that the Holder Representative submits an Earn-Out Notice of Disagreement, Parent and the Holder Representative will negotiate in good faith to resolve any differences in their respective positions with respect to the Disputed Calculations set forth therein. If Parent and Holder Representative are unable to agree on the Disputed Calculations within forty-five (45) days of Parent’s receipt of an Earn-Out Notice of Disagreement, then either Parent or Holder Representative may submit such Disputed Calculations to the Accounting Firm for review and resolution of the Disputed Calculations in accordance with the procedures set forth in Section 4.1(c)(i), except to the extent such disagreements rely on an interpretation of any Law or this Agreement.

(d) Within ten (10) business days of the final determination of the Earn-Out Consideration (if any) achieved with respect to an Applicable L4Q Period in accordance with Section 4.2(c) above, Parent will (x) deposit with the Paying Agent for further distribution to the Holders in accordance with the Payment Schedule an amount equal to the product of (A) the excess, if any, of (i) the applicable Earn-Out Consideration, minus (ii) the aggregate amount of any and all Unpaid Indemnification Claims as of such time that have not previously been deducted from a prior Earn-Out Consideration payment (the “Earn-Out Payout Amount”), multiplied by (B) the Holders’ Percentage, and (y) cause to be paid to the Participating Employees in accordance with the allocations set forth across from their respective names on Schedule 4.2(d), through payroll on the next regularly scheduled payroll date, an amount equal to the product of (A) the Earn-Out Payout Amount, multiplied by (B) such Participating Employees’ Percentage. For purposes of this Section 4.2(d):

(i) “Carve-Out Plan” means the Biorez, Inc. Management Carve-Out Plan adopted by the Company on August 1, 2022, as amended from time to time in accordance with the terms thereof;

(ii) “Holders’ Percentage” means, as of the applicable date of determination, an amount, expressed as a percentage, equal to (x) 100%, minus (y) the Participating Employees’ Percentage;

(iii) “Participating Employee” means each Employee set forth on Schedule 4.2(d) who has satisfied the eligibility requirements with respect to the payment of any Transaction Bonus (as defined in the Carve-Out Plan) pursuant to the terms and conditions of the Carve-Out Plan;

(iv) “Percentage Interest” means, with respect to each Participating Employee, the “Percentage Interest” set forth next to the name of each Participating Employee on Schedule 4.2(d); and

(v) “Participating Employees’ Percentage” means, as of the applicable date of determination, an amount, expressed as a percentage, equal to the sum of the Percentage Interests of all Participating Employees, which amount shall in no event exceed 16.3641%.

(e) The right and power to enforce this Section 4.2 against Parent shall reside entirely with the Holder Representative (on behalf of the Holders), and none of the Holders shall be entitled to bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with a breach of this Section 4.2 or otherwise claiming that Parent has not complied with this Section 4.2. No Holder is permitted to assign its interest in the Earn-Out Consideration to any Person without the prior written consent of Parent; provided, however, that a Holder who is a natural person may assign its interest in the Earn-Out Consideration upon written notice to Parent, the Holder Representative and the Paying Agent for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy; provided, further, that the Holder Representative shall be responsible for updating the Payment Schedule to reflect any valid assignment of a Holder’s interest in the Earn-Out Consideration.

(f) The Company, the Holder Representative and the Holders hereby acknowledge and agree that, other than as required pursuant to Section 4.2(i), Parent (i) will have full control and sole discretion over the research and development, manufacturing, distribution, marketing and sales of the Company Product, including, for the avoidance of doubt, all decisions regarding product design, clinical testing and research, licensing, product safety, regulatory approvals, compliance with Regulatory Laws and any orders or other requirements of the Federal Food and Drug Administration (the “FDA”) or any other Governmental Entity, product recalls (whether voluntary or involuntary), (ii) disclaims any obligation or duty to take any action, or fail to take any action, including any obligation to commercialize or employ any minimum level of efforts with respect to the commercialization of, the Company Product for any purpose, and (iii) together with its Subsidiaries and Affiliates, currently and may in the future develop, acquire and/or commercialize products that compete with or replace the Company Product, and nothing set forth in this Agreement will restrict Parent or any of its Subsidiaries or Affiliates from such competitive activities. Notwithstanding the foregoing, during the Earn-Out Period, Parent shall, and shall cause the Surviving Corporation to, (i) generate and maintain accurate and complete books, records and financial statements necessary to allow Parent to accurately prepare the Parent Earn-Out Statements, (ii) not, directly or indirectly, take any actions (or omit to take any actions) with the exclusive or primary purpose of avoiding or reducing the Earn-Out Consideration pursuant to this Section 4.2 and (iii) respond within a reasonable time period to reasonable requests for information by the Holder Representative with respect to the Company Product and Applicable Revenue.

(g) After the Closing, until the earlier of (A) the time when the aggregate Earn-Out Consideration has reached the Earn-Out Cap and (B) the expiration of the Earn-Out Period, Parent will not, and will cause its Affiliates not to, consummate any transaction whereby a third-party purchaser acquires, directly or indirectly, (i) all or substantially all of the assets or (ii) beneficial ownership of more than fifty percent (50%) of the combined voting power (including by merger, consolidation, recapitalization or other transaction) of any business unit or Subsidiary of Parent which conducts the sale of the Company Product (the “Change of Control Transaction”), unless such third-party purchaser agrees in writing to assume all of Parent’s obligations under Section 4.2(a) upon the consummation of such Change of Control Transaction. Further to the foregoing, in the event that both (x) a Change of Control Transaction is consummated on or prior to the first anniversary of the Closing Date and (y) during the one (1)-year period immediately following the consummation of the Change of Control Transaction, Parent and its Affiliates permanently reduce budgeted spend on clinical trials for the Company Product as set forth in the operating plan applicable to the Company Product by more than 25% as compared to the one (1)-year period immediately prior to the consummation of the Change of Control Transaction (other than, in each case, based on a commercially reasonable determination by Parent or any of its Affiliates made in connection with any adverse clinical trial results, patient or physician safety concerns or compliance with applicable Laws), then the Earn-Out Consideration payable in connection with the Final Parent Earn-Out Statement shall equal the greater of (x) the Earn-Out Consideration that would be payable for such Applicable L4Q Period in accordance with the terms and conditions of Sections 4.2(a)(i) and (ii) and (y) the Residual Earn-Out Consideration. For purposes of this Section 4.2(g), the “Residual Earn-Out Consideration” means an amount equal to the lesser of (1) an amount equal to (A) the Earn-Out Cap, minus (B) the aggregate Earn-Out Consideration that is paid to the Holders prior to the expiration of the Earn-Out Period, and (2) $16,750,000.

(h) The parties hereto further understand and agree that, for U.S. federal income tax purposes, any Earn-Out Consideration received pursuant to this Agreement shall be treated as installment payments from an installment sale described in Section 453 of the Code, unless any Holder makes an election pursuant to Section 453(d) of the Code, and a portion of which may be treated as imputed interest under Section 483 of the Code. The parties shall report consistently with such treatment, except as required by a final “determination” under Section 1313 of the Code.

(i) During the Earn-out Period, Parent agrees that it and its Subsidiaries shall not, and it shall cause its other Affiliates not to, without the prior written consent of the Holder Representative:

(i) provide clinical trial assistance to the Company (or other Subsidiary of division of Parent that is operating the business of the Company and its Subsidiaries, as applicable) with respect to the BioBrace® implant, including any modified or improved versions thereof, that is worse in any material respect than the clinical trial assistance Parent provides for similarly situated products of Parent and its Subsidiaries, measured by type of product and revenue from commercial sales attributable to such other products;

(ii) discontinue the existence of the Surviving Corporation as a separate legal entity; or

(iii) fail to make timely maintenance fees or necessary filings, abandon, or allow to lapse or expire any Company Registered IP that is used in, or required for the development, commercialization or manufacture of, the Company Products; provided, that the foregoing does not apply to any Company Registered IP exclusively licensed to the Company or its Subsidiaries, for which the Company or its applicable Subsidiary is not responsible for maintenance or prosecution pursuant to the applicable Contract; provided, further, that in no event shall the foregoing require Parent or its Subsidiaries to engage in any maintenance or prosecution with respect to such Company Registered IP except to the extent that the failure to maintain or prosecute would result in maintenance or prosecution provided for such Company Registered IP that is worse in any material respect than the maintenance or prosecution commonly provided by Parent and its Subsidiaries in respect of registered Intellectual Property Rights of Parent and its Subsidiaries (other than the Surviving Corporation) that is similarly situated with respect to commercial importance.

(j) Each party hereto acknowledges and agrees that the failure of a party to strictly comply with the timing, documentation and other procedural requirements set forth in subsections (b), (c) and (d) of this Section 4.2, as applicable, will not constitute a material breach or default under this Agreement, if any such failure or breach, to the extent it is susceptible to cure, is cured promptly (and in any event within five (5) business days) following written notice of such failure from the Holder Representative.

4.3. Effect of the Merger on Capital Stock.

(a) Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

(b) Company Securities and Equity Awards.

(i) Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Holders, each Share shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate representing any of the Shares (each, a “Certificate”) or a non-certificated

Share represented by book entry (a “Book-Entry Share”) shall cease to have any right with respect thereto (except (A) the right to receive the amount of Closing Consideration (as described in further detail in Section 4.4(b)(ii) or Section 4.4(b)(iii)), (B) Earn-Out Consideration allocated to each such Share pursuant to the Payment Schedule, and (C) any amounts distributable to the Holders from the Holder Representative Expense Amount in accordance with Section 4.1(e) or the Purchase Price Adjustment Holdback pursuant to Section 4.1(c) (collectively, with respect to each Holder, the “Holder Entitlement”)).

(ii) Company Options. Each Company Option (whether vested or unvested) that is unexpired and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of any Holder thereof, be deemed exercised and cancelled as of the Effective Time and converted into the right for the Holder thereof to receive (A) at the Closing, cash in an amount equal to (1) the excess, if any, of the Closing Consideration allocated pursuant to the Payment Schedule to each Common Share covered by such Company Option immediately prior to the Effective Time (the “Per Share Amount”) minus the per share exercise price of such Company Option, multiplied by (2) the number of Common Shares covered by such Company Option immediately prior to the Effective Time (it being understood that any Company Option with an exercise price greater than the Per Share Amount will receive no cash at Closing in respect of this clause (A)) and (B) after the Closing, any other cash disbursements required to be paid to such Holder pursuant to the Holder’s applicable Holder Entitlement (as allocated to such Holder pursuant to the Payment Schedule, without duplication of any amounts paid in respect of clause (A)) (it being understood that any Company Option with an exercise price greater than the Per Share Amount will receive cash in respect of this clause (B) solely to the extent such post-Closing per share cash disbursements plus the Per Share Amount exceed the exercise price of such Company Option and otherwise will be cancelled without consideration), in each case, less applicable Taxes (clauses (A) and (B), collectively, the “Option Cashout Amount”).

(iii) Company Warrants. Each Company Warrant that is unexpired and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of any Holder thereof, be deemed exercised and cancelled as of the Effective Time and converted into the right for the Holder thereof to receive such Holder’s applicable Holder Entitlement based on the number of Shares underlying such Company Warrant.

(iv) Convertible Promissory Notes. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain the written consent of the Holders of more than fifty percent (50%) of the outstanding aggregate principal amount of the Convertible Promissory Notes (but excluding any Holder thereof who is related to, or is an entity formed, owned or controlled by the Company’s Chief Executive Officer) of their election to treat the Convertible Promissory Notes in accordance with Section 4.1.3(b) of the Convertible Promissory Notes (the “Convertible Promissory Note Holder Election”). The outstanding principal and accrued, but unpaid, interest on each Convertible Promissory Note that is outstanding immediately prior to the Effective Time shall, automatically and without any further action required on the part of any Holder thereof, be deemed cancelled as of the Effective Time and converted into the right for the Holder thereof to receive such Holder’s applicable Holder Entitlement.

(v) Company Actions. Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect the transactions anticipated by Section 4.3(b)(ii) under the Stock Plans and any award agreement applicable to any Company Option (whether written or oral, formal or informal), including by obtaining, with respect to each Holder of Company Options, the receipt of an option cancellation agreement in the form attached as Exhibit 5 (an “Option Cancellation Agreement”), and delivering evidence reasonably satisfactory to Parent that all necessary determinations by the Company Board or applicable committee of the Company Board to treat the Company Options in accordance with Section 4.3(b)(ii) have been made, and (B) by obtaining, with respect to each Holder of Company Warrants, the receipt of a warrant cancellation agreement in the form attached as Exhibit 6 (a “Warrant Cancellation Agreement”). The Company shall take all actions reasonably necessary to terminate the Stock Plans, such termination to be effective as of immediately prior to the Effective Time. Without limiting the foregoing, the Company shall take all actions reasonably necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof other than as provided for in this Agreement (including, for the avoidance of doubt, any payment set forth in an Option Cancellation Agreement, or a Warrant Cancellation Agreement).

4.4. Payment for and Exchange of Company Securities.

(a) Paying Agent. At or prior to the Closing Date, Parent shall make available, or deposit, or cause to be made available to Acquiom Financial LLC, a Colorado limited liability company in its capacity as payments administrator (the “Paying Agent”) a cash amount in immediately available funds equal to the Estimated Closing Consideration minus the aggregate amount of the Closing Consideration required to be paid in respect of the Company Options held by employees of the Surviving Corporation in accordance with the Payment Schedule (such cash, as it may thereafter be adjusted, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.

(i) Letter of Transmittal. Promptly after the Effective Time, the Paying Agent shall deliver to each Holder identified in the Payment Schedule (A) a letter of transmittal in customary form as mutually agreed to by Parent and the Company (the “Letter of Transmittal”) which shall specify that delivery shall be effected and risk of loss and title to the applicable equity security shall pass, only upon proper delivery of Book-Entry Shares and Certificates, as applicable, to the Paying Agent, and (B) instructions for effecting the surrender of the Book-Entry Shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.4(e)) to the Paying Agent representing Shares in exchange for the Closing Consideration. Proper delivery shall include (x) with respect to Book-Entry Shares, only delivery of an authorization form in customary form regarding the book-entry transfer of the Book-Entry Shares (or such other evidence, if any, of the transfer as the Paying Agent may reasonably request) and (y) with respect to Certificates, only delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.4(e)) to the Paying Agent.

(ii) Certificates. Upon surrender of a Certificate (or an affidavit of loss in lieu of the Certificate as provided in Section 4.4(e)) representing Shares to the Paying Agent, together with a duly-executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the Paying Agent or the Holder Representative (after the Closing), the holder of such Shares shall be entitled to receive in exchange therefor the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c), in each case allocated to such Holder in respect of such Shares as set forth on the Payment Schedule) to which the holder of such Shares is entitled in accordance with the Payment Schedule, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amounts payable upon due surrender of any such Shares.

(iii) Book-Entry Shares. Each Holder of one or more Book-Entry Shares shall, upon receipt by the Paying Agent of the “agent’s message” (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c), in each case allocated to such Holder in respect of such Shares as set forth on the Payment Schedule) to which the holder of such Shares is entitled in accordance with the Payment Schedule, and the Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any amounts payable upon due surrender of any such Shares.

(iv) Equity Awards.

(A) Employees. At or prior to the Closing Date, Parent shall make available, or deposit, or cause to be made available to the Surviving Corporation a cash amount in immediately available funds equal to the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c)) required to be paid in respect of the Company Options held by employees of the Surviving Corporation as of the date of such required payment in accordance with the Payment Schedule, and Parent shall cause the Surviving Corporation to promptly (but in any event, not later than the next payroll date following the required date of payment) pay such amounts to the holders of Company Options who are employees of the Surviving Corporation through the payroll processing system of the Surviving Corporation in accordance with standard payroll practices and Section 4.3(b)(ii); provided, that the Surviving Corporation shall not be required to distribute the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with

Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c)) payable to such Holders of Company Options prior to the receipt of an Option Cancellation Agreement.

(B) Non-Employees. Each Holder of Company Options who is not an employee of the Surviving Corporation on the Closing Date shall, upon receipt by the Paying Agent of an Option Cancellation Agreement, be entitled to receive the applicable Option Cashout Amount to which the Holder of such Company Options is entitled in accordance with the Payment Schedule pursuant to Section 4.3(b)(ii), and the Company Options held by such Holder shall forthwith be cancelled. No interest will be paid or will accrue on any amounts payable upon due surrender of any such Company Options.

(v) Company Warrants. Each Holder of Company Warrants shall, upon receipt by the Paying Agent of a Warrant Cancellation Agreement, be entitled to receive the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c)) to which the Holder of such Company Warrants is entitled in accordance with the Payment Schedule pursuant to Section 4.1, and the Company Warrants held by such Holder shall forthwith be cancelled. No interest will be paid or will accrue on any amounts payable upon due surrender of any such Company Warrants.

(vi) Other Equity Securities. Reasonable procedures for delivering, surrendering and cancelling the Company’s other equity securities (other than Shares, Company Options and Company Warrants), if any, shall be communicated to the holders thereof promptly after the Effective Time, after consultation with the Holder Representative, and compliance with such procedures shall be a condition of such Holders’ right to receive the applicable portion of the Closing Consideration in accordance with the Payment Schedule pursuant to Section 4.1.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares or other securities of the Company that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or other instrument representing Shares or other equity securities (other than Company Options) is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be (subject to compliance with the exchange procedures of Section 4.4(b)) cancelled and exchanged for the cash amount in immediately available funds to which the Holder thereof is entitled pursuant to this Article IV. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Holders three hundred and sixty-five (365) calendar days after the Effective Time shall be delivered to Parent. Following receipt of such payment by Parent, any Holder who has not theretofore complied with this Article IV shall thereafter look only to Parent and the Surviving Corporation as unsecured creditors for payment of their claim for Closing Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Holder Representative, the Paying Agent or any other Person shall be liable to any former holder of Shares in respect of any Closing Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Instruments. If any Certificate or other instrument representing Shares or other equity securities (other than Company Options) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate or other instrument to be lost, stolen or destroyed and subject to such other reasonable conditions as may be imposed by the Paying Agent (including, if required by the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or other instrument), the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate or other instrument, without interest, the portion of the Closing Consideration (and, (x) following the final determination thereof in accordance with this Agreement, the portion of the Earn-Out Consideration (if any), (y) the portion of the Holder Representative Expense Amount (if any) released in accordance with Section 4.1(e) and (z) the portion of the Purchase Price Adjustment Holdback (if any) that is paid to the Paying Agent in accordance with Section 4.1(c)) to which the holder of such Shares or other equity securities (other than Company Options), as applicable, is entitled in accordance with the Payment Schedule.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL (each such Person, a “Dissenting Stockholder”) shall be entitled to receive the portion of the Aggregate Consideration to which such Person would otherwise be entitled pursuant to Section 4.1 with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to Dissenting Stockholders under the DGCL, provided that the Company (prior to the Closing) and the Holder Representative (following the Closing) shall have the right to participate in such negotiations and proceedings at their own expense. Except to the extent otherwise permitted pursuant to Section 6.1(a), the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Parent shall be entitled to retain any portion of Aggregate Consideration not paid on account of such Shares owned by such Dissenting Stockholder pending resolution, withdrawal or loss of claims of such holders. If any Person who would otherwise be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into the right to receive a portion of the Aggregate Consideration in accordance with the Payment Schedule pursuant to Section 4.1. The aggregate amount, if any, by which any payment provided to Dissenting Stockholders by Section 262 of the DGCL exceeds the portion of the Closing Consideration to which such Dissenting Stockholders would otherwise be entitled pursuant to Section 4.1 shall be subject to the indemnification obligations set forth in Section 9.2(a).

(g) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Holder pursuant to this Agreement such amounts as it is required to deduct or withhold therefrom with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law; provided, however, that unless such deduction or withholding results from making a compensatory payment or as a result of the Company’s failure to deliver the certificate described in Section 6.14(d), Parent and the Surviving Corporation shall provide five (5) business days’ notice to the applicable payee(s) prior to making such deduction or withholding (to the extent reasonably practicable otherwise as soon as reasonably practicable), and shall reasonably cooperate with the applicable payee(s) to mitigate the imposition of any such deduction or withholding, to the extent commercially reasonable. To the extent such amounts are so deducted or withheld by the Surviving Corporation or Parent, as the case may be, and timely paid over to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except in the case or representations and warranties that are made as of a specified date, in which case such representations and warranties are true and correct as of such specified date) that:

(a) Organization, Good Standing and Qualification.

(i) The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in the case of the Company’s Subsidiaries as would not reasonably be expected to be material to the operations of the Company and its Subsidiaries, taken as a whole.

(ii) The Company and each of its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to obtain such qualification or good standing would not be reasonably expected to have a Material Adverse Effect on the operations of the Company and its Subsidiaries, taken as whole. The Company has made available to Parent complete and correct copies of the certificate of incorporation, bylaws or comparable governing documents in effect as of the date hereof (the “Organizational Documents”) of the Company and its Subsidiaries, and each such Organizational Document as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors (or other Persons performing similar functions) is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) “Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that (x) would reasonably be expected to prevent, materially delay or materially impair the ability of the Company or Merger Sub to consummate the Transactions on the terms set forth herein or (y) has had or is reasonably expected to have, individually or taken together with any or all other events, changes, effects, developments, state of facts, conditions, circumstances or occurrences, a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Material Adverse Effect:

(A) changes in the economy or financial markets generally in the United States or other countries in which the Company or its Subsidiaries conducts material operations;

(B) any acts of war (whether or not declared), armed hostilities, sabotage (including by cyberattack), national emergency, or terrorism, or, in each case, the escalation or worsening thereof;

(C) changes that are the result of factors generally affecting the medical device industry in the United States or other countries in which the Company or its Subsidiaries conducts material operations;

(D) changes in Laws (including changes in interpretations and enforcement thereof) or GAAP after the date hereof;

(E) any loss of, or adverse change in, the relationship of the Company or its Subsidiaries with its customers, employees, distributors, suppliers or other business relationships that was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement;

(F) natural or man-made disasters, earthquakes, hurricanes, tsunamis, tornadoes, hail, storms, lightning, droughts, floods, mudslides or other natural or manmade disasters, acts of God, weather-related conditions, health conditions, explosions or fires in the United States, or, in each case, any worsening thereof;

(G) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest, currency or exchange rates;

(H) the continuation or worsening of effects caused by COVID-19 or any other pandemic or public health emergency;

(I) any action expressly required to be taken (or omitted to be taken) by this Agreement by the Company or its Subsidiaries; and

(J) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions (but not any of the events underlying such failure to the extent such events would otherwise constitute a Material Adverse Effect under this definition);

provided, further, that, with respect to clauses (A) through (G) such events, changes, effects, developments, state of facts, conditions, circumstances or occurrences shall be taken into account in determining whether a “Material Adverse Effect” is occurring, has occurred, or would reasonably be expected to occur to the extent it disproportionately adversely affects the Company and its Subsidiaries as compared to other companies of similar size operating in the medical device industry.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists only of (A) 10,500,000 shares of common stock, par value $0.001 per share (the “Common Shares”), and (B) 7,138,615 shares of preferred stock, par value $0.001 per share, comprised of (1) 1,789,174 shares designated as “Series Seed-1 Preferred Stock”, (2) 1,762,441 shares designated as “Series Seed-2 Preferred Stock”, and (3) 3,587,000 shares designated as “Series-3 Preferred Stock”, (collectively, the “Preferred Shares”, and with the Common Shares, the “Shares”). As of the close of business on August 1, 2022, only 775,370 Common Shares, 1,727,636 shares of Series Seed-1 Preferred Stock, 1,700,903 shares of Series Seed-2 Preferred Stock, and 3,587,000 shares of Series Seed-3 Preferred Stock were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than (w) 1,825,080 Common Shares reserved for issuance pursuant to outstanding stock options (each such stock option, a “Company Option”) granted under the Company’s 2009 Equity Compensation Plan, 2013 Equity Compensation Plan and 2021 Equity Incentive Plan (collectively, the “Stock Plans”), (x) warrants to purchase 46,668 Common Shares, (y) warrants to purchase 61,538 shares of Series Seed-1 Preferred Stock and (z) warrants to purchase 61,538 shares of Series Seed-2 Preferred Stock (the warrants referred to in clauses (x) through (z), collectively, the “Company Warrants”), the Company has no additional Shares reserved for issuance. Upon any issuance of any Shares in accordance with the terms of the Stock Plan, such Shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). As of August 1, 2022, the Company has fifty-one (51) convertible promissory notes (the “Convertible Promissory Notes”) issued and outstanding, each of which shall be cancelled in accordance with Section 4.3(b)(iv). Other than the Convertible Promissory Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has delivered to Parent a true and complete copy of each form of award agreement pertaining to each Company Option, and has also delivered any other award agreements pertaining to Company Options to the extent there are variations from the general forms, specifically identifying the Persons to which such variant forms apply.

(ii) Set forth in Section 5.1(b)(ii) of the Company Disclosure Letter is a true and correct list of each Holder (which, for the avoidance of doubt, includes, but is not limited to, holders of the Shares, the Company Options, the Company Warrants and the Convertible Promissory Notes) as of the date hereof, that includes with respect to each Holder: (A) the name of the Holder, (B) the number and type of securities held by the Holder, (C) in the case of the Preferred Shares, the series of Preferred Shares, the amount of accrued and unpaid dividends with respect to the Preferred Shares and the number of Common Shares into which the Preferred Shares are convertible (including for purposes of the number of votes entitled to be cast by the Holder of such Preferred Shares on any matter submitted to the holders of Shares), in each case as of the date of this Agreement, (D) in the case of Company Options, the purchase price or exercise price per Share, if applicable, and whether such Company Option is an incentive stock option or nonqualified stock option, (E) in the case of the Company Warrants, the series of Company Warrants, and the exercise price per Share, and (F) in the case of the Convertible Promissory Notes, the amount of principal outstanding, the amount of accrued and unpaid interest on the unpaid principal balance and the number of Shares into which each Convertible Promissory Note is convertible, in each case as of the date of this Agreement.

(iii) Except for the Company Options, the Company Warrants, the Convertible Promissory Notes and as otherwise set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom stock rights, restricted stock rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Section 5.1(b)(iv) of the Company Disclosure Letter sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than one percent (1%) of the outstanding capital stock of such company.

(v) Each Company Option (A) was granted in compliance with all applicable Laws and, if applicable, in compliance with all of the terms and conditions of the Stock Plans and award agreement pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to or after the date on which the board of directors of the Company (the “Company Board”) or compensation committee thereof actually awarded such Company Option, (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code. Any Company Option granted under the Stock Plans was granted in a compensatory capacity to employees or service providers (or former employees or service providers) of the Company.

(c) Payment Schedule. Set forth in Schedule 5.1(c) is a true and correct calculation as of the date of this Agreement of the respective percentages of the Closing Consideration and the Earn-Out Consideration entitled to be received in accordance with Article IV by holders of each of the Company’s outstanding (i) Common Shares, (ii) Preferred Shares, (iii) Company Options (taking into account the exercise price of each such Company Option), (iv) Company Warrants (taking into account the exercise price of each such Company Warrant), (v) Convertible Promissory Notes and (v) any other securities of the Company (such schedule, including any amendments thereto, the “Payment Schedule”). Except as set forth in the Payment Schedule, no other Person is entitled to any portion of the Closing Consideration or the Earn-Out Consideration pursuant to this Agreement. The Payment Schedule provides for the allocation and payment of the Aggregate Consideration to the holders of Common Shares and Preferred Shares in a manner that is consistent with Section 2.4.1 of Part C of Article FOURTH of the Company’s certificate of incorporation.

(d) Agreements with Holders. The Contracts listed in Section 5.1(d) of the Company Disclosure Letter will terminate and be of no further force or effect from and after the Effective Time. No holders of the Company’s equity securities will have any rights, and the Company will not have any obligations, under such Contracts from and after the Effective Time.

(e) Corporate Authority; Approval.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, and to consummate the Merger, subject only to adoption of this Agreement by the holders of a sufficient number of Shares required to approve such matter under the DGCL and the Company’s Organizational Documents (such approval, the “Requisite Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) and resolved to recommend adoption of this Agreement to the Company’s stockholders (the “Company Recommendation”) and (B) directed that this Agreement be submitted to the stockholders for their adoption. The Company Board has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the Transactions.

(iii) The Requisite Stockholder Approval requires the approval of the holders of (A) a majority of the Shares, voting together as a single class on an as-converted basis, and (B) a majority of the Preferred Shares, voting together as a single class on an as-converted basis, and no other approval or consent of any Holder is required for the Company to execute, deliver and perform its obligations under this Agreement or to consummate the Merger.

(f) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3 (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, or required in connection with the operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of the Company and its Subsidiaries to consummate the Merger and the other Transactions.

(ii) Except as set forth in Section 5.1(f)(ii) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding and material to on the Company or any of its Subsidiaries or under any Law to which the Company or any of its Subsidiaries is subject, or (C) the loss or impairment of, payment of any additional amounts with respect to, or the consent of any other Person being required in respect of, the Company’s or any of its Subsidiaries’ ownership or use of, or its rights in or to, any Intellectual Property Rights. Section 5.1(f)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts pursuant to which consents or waivers are required prior to consummation of the Transactions (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(g) Financial Statements.

(i) The Company has made available to Parent true and complete copies of (A) the unaudited balance sheets of the Company as of December 31, 2021 and 2020, together with the related unaudited profits and losses statements of the Company for the fiscal years then ended, (B) the unaudited balance sheet of the Company as of June 30, 2022 (the “Most Recent Company Balance Sheet”), together with the related unaudited profit and loss statement of the Company for the six (6) month period then ended (clauses (A) and (B), collectively, the “Company Financial Statements”), (C) the unaudited balance sheets of the Company’s Subsidiaries as of June 30, 2022 (the “Most Recent Subsidiary Balance Sheet”), June 30, 2021 and 2020, together with the related unaudited profits and losses statements of the Company’s Subsidiaries for the fiscal years then ended (collectively, the “Subsidiary Financial Statements,” and collectively with the Company Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the Agreed Accounting Principles, consistently applied, and fairly present in all material respects the financial condition of the Company and its Subsidiaries, taken as a whole, and its results of operations for the periods then ended.

(ii) The respective books of account and other records of the Company and its Subsidiaries are, in all material respects, complete and correct. The Company Financial Statements have been prepared in a manner consistent in all material respects with the books of account and other records of the Company. The Subsidiary Financial Statements have been prepared in a manner consistent in all material respects with the books of account and other records of the Company’s Subsidiaries.

(iii) Except for (A) those liabilities that are reflected or reserved against on the Most Recent Company Balance Sheet, (B) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Company Balance Sheet, and (C) obligations incurred pursuant to this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability of the type required to be set forth on a balance sheet prepared in accordance with GAAP that, individually or in the aggregate with other such liabilities, is or would reasonably be expected to be material.

(h) Absence of Certain Changes. Since December 31, 2021, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been, except as set forth in Section 5.1(h) of the Company Disclosure Letter:

(i) any Material Adverse Effect;

(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

(iii) any material change in any method of accounting or accounting practice or internal controls (including internal controls over financial reporting) by the Company or any of its Subsidiaries;

(iv) except to the extent required by applicable Laws, (A) any (1) increase in the compensation payable or to become payable to the officers or employees of the Company or any of its Subsidiaries, except increases with respect to employees in the ordinary course of business consistent with past practice or issuances of Company Options, (2) payment to any director or officer of the Company or any of its Subsidiaries of any material bonus, making to any director or officer of the Company or any of its Subsidiaries of any material profit-sharing or similar payment, except in the ordinary course of business consistent with past practice, or (3) grant to any director or officer of the Company or any of its Subsidiaries of any rights to receive severance, termination, retention or Tax gross-up compensation or benefits or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

(v) taken any other action that the Company or any of its Subsidiaries would be restricted from taking during the Interim Period pursuant to Section 6.1; and

(vi) any agreement to do any of the foregoing.

For purposes of this Agreement, “Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Kevin Rocco, Jeffery Baird, or David Hook (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming the diligent exercise of such individual’s duties as a director, officer or employee of the relevant member of the Company, as applicable, and after reasonable due inquiry.

(i) Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings before or by any Governmental Entity pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity.

(j) Employee Benefits.

(i) Section 5.1(j)(i) of the Company Disclosure Letter sets forth a true and correct list of each material Benefit Plan. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, programs, practices, agreements, policies, arrangements or other obligations covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors or consultants (who are natural persons) of the Company and its Subsidiaries, whether or not in writing and whether or not funded, in each case, which are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is obligated to contribute, or with respect to which the Company or any of its Subsidiaries or any of their ERISA Affiliates has any liability, direct or indirect, contingent or otherwise, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), employment, consulting, retirement, vacation, deferred compensation, severance, termination, change in control, restricted stock, stock unit, phantom stock, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefit or remuneration plans, contracts, programs, practices, policies or arrangements and including, for the avoidance of doubt, the Stock Plans and any agreements pertaining to the grant of any awards. True and complete copies of (A) all material Benefit Plans listed on Section 5.1(j)(i) of the Company Disclosure Letter, including, but not limited to, any amendments thereto, trust instruments, insurance contracts or other funding vehicles, as well as any summary plan descriptions, (B) a written description of such Benefit Plan if such plan is not set forth in a written document and (C) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to any Benefit Plan, have been made available to Parent. The term “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

(ii) (A) Each Benefit Plan (including any related trusts) has been established, operated and administered in compliance with its terms, ERISA, the Code and other applicable Laws in all material respects, (B) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Benefit Plan in respect of current or prior periods have been paid or accrued in accordance with the Agreed Accounting Principles, and (C) there are no pending or, to the Company’s Knowledge, threatened in writing, claims (other than routine claims for benefits) or proceedings by a Governmental Entity by, on behalf of or against any Benefit Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.

(iii) Each Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(iv) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, (A) the most recent summary plan description together with any summaries of all material modifications thereto, (B) the most recent opinion or determination letter from the IRS, (C) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto) and (D) the most recently prepared actuarial report (if applicable).

(v) No Controlled Group Liability has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the Company’s Knowledge, no condition exists that presents a risk to the Company or its ERISA Affiliates of incurring any such liability. “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, and (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(vi) None of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any (A) “multiemployer plans” within the meaning of Section 3(37) of ERISA or (B) single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

(vii) There are no pending or, to the Company’s Knowledge, threatened, actions, suits, claims, hearings, arbitrations, investigations or other proceedings relating to any Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations to provide retiree or post-employment medical, disability, life insurance or other welfare benefits and, except as required by applicable Law, no Benefit Plan provides such benefits.

(viii) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in substantial compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations and guidance issued by the IRS provided thereunder.

(ix) Except as set forth on Section 5.1(j)(ix) of the Company Disclosure Letter, none of the execution or delivery of this Agreement, stockholder adoption or other approval of this Agreement, or the consummation of the Transactions will, either alone or in combination with another event, (A) entitle any Employees, directors, officers or consultants (who are natural persons) of the Company or any of its Subsidiaries to any payment or benefit (including severance, bonus or otherwise), (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the Transactions, Parent to merge, amend, terminate or transfer the assets of any of the Benefit Plans, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Benefit Plan, (E) otherwise give rise to any liability under any Benefit Plan or (F) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(x) Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a “gross-up,” indemnification, reimbursement or other payment for any excise or additional taxes, interests or penalties incurred pursuant to Section 409A or under Section 4999 of the Code or due to the failure of any payment to such disqualified individual to be deductible under Section 280G of the Code, or otherwise. No Benefit Plan provides, or reflects or represents any liability to provide, post-employment or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-employment or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.

(xi) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company or any of its Subsidiaries other than ordinary administration expenses typically incurred in a termination event.

(k) Compliance with Laws; Licenses; Regulatory Matters.

(i) Since January 1, 2019, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in material violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) applicable to the Company or its Subsidiaries. Since January 1, 2019, except with respect to routine examinations of patent, trademark and copyright applications filed or to be filed with U.S. and foreign patent offices, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened in writing, nor has any Governmental Entity indicated in writing an intention to conduct the same.

(ii) To the Company’s Knowledge, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in order for the Company in connection with any such Laws, and the Company has not received any written or, to the Company’s Knowledge, oral notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(iii) Each of the Company and its Subsidiaries has obtained and is in compliance in all material respects with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (collectively, “Permits”) necessary to conduct its respective business as presently conducted, except for the failure to obtain a Permit which would not reasonably be expected to be material to the Company or its Subsidiaries.

(iv) As to each product that is developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries, including the BioBrace® implant (a “Medical Device”), and that is subject to the Federal Food, Drug, and Cosmetic Act (the “FDCA”), or similar Laws (including, to the extent applicable, Council Directive 93/42/EEC, and all related amendments, concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction where the Company or any of its Subsidiaries presently conducts their respective businesses (the FDCA and such similar Laws, collectively, the “Regulatory Laws”), each such Medical Device has been and is being developed, manufactured, tested, distributed, promoted, commercialized or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record-keeping, filing of reports and security, and, as required under applicable Laws, in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals, except failures in compliance that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(v) The Company has not received any written or, to the Company’s Knowledge, oral notice or communication from the FDA or other Governmental Entity alleging material noncompliance with any applicable Regulatory Laws. To the Knowledge of the Company, there are no pending or completed proceedings seeking the recall, withdrawal, suspension or seizure of any Medical Device against the Company. To the Knowledge of the Company, the Company is not the subject of any current enforcement proceedings by the FDA or other Governmental Entity.

(vi) Except as set forth in Section 5.1(k)(vi) of the Company Disclosure Letter:

(A) The Company and its Subsidiaries are, and for the past three (3) calendar years have been, in compliance in all material respects with, and each Medical Device regulated as a medical device under the Regulatory Laws in current commercial distribution is, and has been, designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance in all material respects with, the Quality System Regulation set forth in 21 C.F.R. Part 820.

(B) The Company and its Subsidiaries are, and for the past three (3) calendar years have been, in compliance in all material respects with the written procedures, record-keeping and the FDA reporting requirements for Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806.

(vii) The Company has one Medical Device subject to the Regulatory Laws in current commercial distribution in the United States as an FDA-regulated medical device. This is a Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A), (B) and applicable rules and regulations thereunder, and was first marketed under, and is covered by, a premarket notification owned and held exclusively by the Company and its Subsidiaries and in material compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder.

(viii) During the period of three (3) calendar years preceding the date hereof, the Company has not introduced into commercial distribution any products manufactured by or on behalf of the Company or distributed any products on behalf of another manufacturer (collectively the “FDA Products”), which were upon their shipment by the Company adulterated or misbranded in violation of 21 U.S.C. § 331.

(ix) All FDA Products are and, since January 1, 2019, have been labeled, promoted, and advertised in compliance in all material respects with their 510(k) clearance or within the scope of their exemption from 510(k) clearance. The Company and its Subsidiaries’ facilities are registered with the FDA and each FDA Product is listed with the FDA under the applicable registration and listing regulations for medical devices. As of the date hereof, the Company’s facilities have not been inspected by the FDA.

(x) The Company has made available to Parent true and complete copies of all material written information, including all existing written summaries of material oral information, in the possession or control of the Company or any of its Subsidiaries or of which to the Company’s Knowledge concerns the safety or efficacy of the Company’s or any its Subsidiaries’ FDA Products and services (including information associated with or derived from any preclinical or clinical use, studies (including pre-market and post-market studies)), investigations or tests of the Company’s or any of its Subsidiaries’ FDA Products and services, including, but not limited to, such studies, investigations or tests submitted to the FDA or any comparable Governmental Entity, conducted by or at the request of the Company or any of its Subsidiaries.

(xi) Section 5.1(k)(xi) of the Company Disclosure Letter sets forth a list of all registrations, clearances and approvals issued under the FDCA (collectively, the “FDCA Permits”) and held exclusively by the Company and its Subsidiaries. Such listed FDCA Permits constitute the only FDCA Permits required for the Company and its Subsidiaries to conduct their respective businesses in the United States as presently conducted or as proposed to be conducted, except as would not be reasonably be expected to be material to the Company and its Subsidiaries, as a whole. Each such FDCA Permit is in full force and effect and no suspension, revocation, cancellation or withdrawal of any such FDCA Permit is threatened and, to the Company’s Knowledge, there is no basis for the Company to believe that any such FDCA Permit will not be renewable upon expiration or will be suspended, revoked, cancelled or withdrawn. To the Company’s Knowledge, there is no event, violation or other circumstance that would inhibit such FDCA Permit from continuing to exist in full force and effect immediately following the Effective Time.

(xii) Since January 1, 2019 no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) and as of the date hereof, none of such actions are under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. As of the Closing Date, (A) to the Company’s Knowledge, no Medical Device is the subject of any recall, withdrawal, suspension, seizure or discontinuance by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), where such recall, withdrawal, suspension, seizure or discontinuance would have a Material Adverse Effect and (B) none of the actions described in, and that would have the effect described in, the immediately preceding clause (A) is reasonably anticipated by senior management with respect to any Medical Device as of the date hereof. There is no action, suit, claim, hearing, arbitration, investigation or other proceeding against the Company or any of its Subsidiaries or any licensee of any Medical Devices (whether completed or pending) in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, which would reasonably be expected to have a Material Adverse Effect.

(xiii) As to each Medical Device for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance in all material respects with 21 U.S.C. § 360, § 360(e) and § 360(j) and 21 C.F.R. Parts 807, 812 and 814, respectively, and all other similar Regulatory Laws and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807, Medical Device Reporting requirements set forth in 21 C.F.R. Part 803 and all other similar Regulatory Laws.

(xiv) No article of any Medical Device manufactured for or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or other similar Regulatory Laws), (B) misbranded within the meaning of 21 U.S.C. § 352 (or other similar Regulatory Laws) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360(e) (or other similar Regulatory Laws), except for any such failure or failures to be in compliance with any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(xv) None of the Company or its Affiliates has received any written notice or other written communication from the FDA or any other Governmental Entity since January 1, 2019 (i) contesting the premarket clearance or approval of, the uses of, or the labeling and promotion of any product in any material respect, or (ii) otherwise alleging any material violation of any Law applicable to any Medical Device.

(xvi) To the Company’s Knowledge, all clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company or its Subsidiaries, or in which the Company, its Subsidiaries, or the Company’s Products have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of any applicable Governmental Entity and other applicable Law, including C.F.R. Parts 50, 54, 56, 58, and 812. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for reasons of lack of safety or non-compliance with applicable Health Care Laws. Since January 1, 2019, the Company has not received any written notice or correspondence, or other written communication from any Governmental Entity requiring or threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company, its Subsidiaries, or the Company’s Products have participated.

(xvii) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, Employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy under any other similar Regulatory Law. The Company is not the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(xviii) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has commenced, or threatened to initiate, any action to (A) withdraw clearance or approval or request the recall of any Medical Device, (B) enjoin production of any Medical Device or (C) enjoin the production of any medical devices produced at any facility owned or operated by or on behalf of the Company where any Medical Device is manufactured, tested or packaged. There has not been any violation of Law by the Company or its Subsidiaries in their product development efforts, submissions, record keeping and reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action that would result in a Material Adverse Effect. To the Company’s Knowledge, there are no civil or criminal proceedings relating to the Company or its Subsidiaries or any Company or Subsidiary employee which involve a matter within or related to the FDA’s jurisdiction.

(xix) Without limiting this Section 5.1(k), since January 1, 2019, the Company and its Subsidiaries and their respective operations are and have been conducted in compliance in all material respects with all Health Care Laws applicable to the Company and its Subsidiaries enforced by the United States Department of Health and Human Services and its constituent agencies, including the Centers for Medicare & Medicaid Services and the Office of Inspector General, and the United States Department of Justice (the “DOJ”). For purposes of this Agreement, “Health Care Laws” means all Laws relating to participation in Federal Health Care Programs, the False Claims Act (31 U.S.C. § 3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act, federal and state anti-kickback statutes (including 42 U.S.C. § 1320a-7b), federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and HIPAA and the rules and regulations promulgated under the foregoing statutes, and comparable laws in other jurisdictions where the Company or its Subsidiaries presently conducts business.

(xx) The Company and its Subsidiaries have implemented a compliance program and conflict of interest process that complies in all material respects with the guidance regarding an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1 and the principles established by the Department of Health and Human Services, Office of Inspector General (the “HHS-OIG”). The compliance program includes policies, procedures, and training addressing, in material respects, compliance with applicable laws described in this Section 5.1(k).

(xxi) Since January 1, 2019, the Company has tracked and appropriately reported any reportable payments or transfers of value in compliance with the federal Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h or a comparable applicable Law, except where failure to do so would not be reasonably expected to cause a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(xxii) The Company has provided in Section 5.1(k)(xxii) of the Company Disclosure Letter a complete list of physicians and healthcare professionals that, to the Company’s Knowledge, have a contractual or other financial relationship (including any ownership interests) with the Company or any of its Subsidiaries as of the date hereof.

(xxiii) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer, director, Employee, contractor or agent of the Company or any of its Subsidiaries is, or is in anticipation of being (based on a conviction by the courts or a finding of fault by a Governmental Entity): (A) debarred pursuant to the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a), or any similar applicable Law; (B) disqualified from participating in clinical trials pursuant to 21 C.F.R. § 312.70 or § 812.119; (C) disqualified as a testing facility under 21 C.F.R. Part 58, Subpart K; (D) excluded, debarred or suspended from or otherwise ineligible to participate in a “Federal Health Care Program” as defined in 42 U.S.C. 1320a-7b(f) or any other governmental payment, procurement or non-procurement program; or (E) included on the HHS-OIG List of Excluded Individuals/Entities, the General Services Administration’s List of Parties Excluded from Federal Programs, or the FDA Debarment List. To the Company’s Knowledge, none of the Company’s officers, directors, Employees, contractors, or agents have engaged in any activity that would reasonably be expected to lead to any of the results described in this Section 5.1(k)(xxiii).

(xxiv) Neither the Company nor any of its Subsidiaries has been or is the subject of any material actions, suits, claims, hearings, arbitrations, investigations or other proceedings that have been filed, commenced or, to the Company’s Knowledge, threatened in writing, by any Person, including by the U.S. Department of Health and Human Services, the Centers for Medicare & Medicaid Services, the HHS-OIG, the DOJ, state Attorneys General, state Medicaid agencies, state Medicaid Fraud Control Units, or any other Person against the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of its or their respective members, directors, managers, officers, employees, or independent contractors acting on behalf of the Company or any of its Subsidiaries, alleging any failure to comply with any Health Care Law in the conduct of their respective businesses. The Company has not received from any Governmental Entity any inspection reports, written notices of adverse findings, warning letters, untitled letters, suspension, consent decree, written notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter or other correspondence concerning the Company or the Medical Devices in which any Governmental Entity asserted that the Medical Devices or the Company’s operations or business may not be in material compliance with applicable Laws.

(xxv) None of the Company, its Subsidiaries or, to the Company’s Knowledge, any of their Representatives has directly or indirectly offered, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including without limitation the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and the United States Foreign Corrupt Practices Act of 1977. None of the Company, its Subsidiaries or, to the Company’s Knowledge, any of their Representatives has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or pay for special concessions already obtained, or (D) in connection with the approval or regulatory status of the Medical Devices or the facilities in which the Medical Devices are manufactured, packaged or stored, or from which Medical Devices are initially distributed, except where, in each case, solely with respective to their Representatives, such action would be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(xxvi) To the Company’s Knowledge, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or imposition of any penalties against or affecting the Company and its Subsidiaries relating to or arising under (x) the FDCA or (y) the federal health care programs under Section 1128 or Section 1877 of the Social Security Act of 1935 or regulations of the HHS-OIG, in each case that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Material Contracts.

(i) Section 5.1(l)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each Contract that is described in any of the following subsections (A) through (M) to which the Company is a party (collectively, the “Material Contracts”):

(A) any Contract involving the fixed payment (or present obligation to pay) or receipt of royalties or other amounts of more than $100,000 in the aggregate in any twelve (12)-month period calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries;

(B) any Contract with any Holder, other than consulting agreements, offer letters and employment agreements in each case entered into in the ordinary course of business, agreements for the purchase of equity securities of the Company, award agreements for Company Options or Company Warrants and Convertible Promissory Notes;

(C) any Contract containing any standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person or any of its Affiliates;

(D) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for non-material Contracts entered into in the ordinary course of business;

(E) any Contract that was not negotiated and entered into on an arm’s-length basis;

(F) any non-competition Contract or other Contract that (1) purports to limit in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (2) provides for, in all or certain circumstances, the disposition of any material assets or line of business of the Company or any of its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (3) grants “most favored nation” status that, following the Merger, would apply to Parent or its Subsidiaries, including the Company or its Subsidiaries or (4) prohibits or limits the Company’s or any of its Subsidiaries’ right to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Company Intellectual Property;

(G) any Contract pursuant to which the Company or any of its Subsidiaries (1) grants or shares any license, sublicense, covenant not to sue, ownership right (including joint ownership right), option to acquire, release or similar right under any Intellectual Property Rights material to their respective businesses, other than non-exclusive licenses granted to customers (solely to permit such customers’ use of the Company’s and its Subsidiaries’ products and services) or third-party service providers (solely for the purpose of facilitating their provision of services to or on behalf of the Company and its Subsidiaries), in each case, in the ordinary course of business, or (2) receives any license, sublicense, covenant not to sue, ownership right (including joint ownership right), option to acquire, release, or similar right under any Intellectual Property Rights material to their respective businesses, other than non-exclusive licenses granted on standardized, commercially available terms for non-customized software;

(H) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

(I) any joint venture Contract, partnership arrangements or other Contracts involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries;

(J) any Contract that restricts the ability of the Company or any of its Subsidiaries from (1) paying dividends or making any other distributions in respect of any capital stock or other equity interests of such Person, or paying Indebtedness owed to any of its Affiliates, (2) making loans or advances to, or other investments in, any of its Affiliates, or (3) transferring any of its assets to any of its Affiliates;

(K) except for the Convertible Promissory Notes, any Contract relating to Indebtedness and any swap, option, derivative or other hedging agreement;

(L) any Contract involving payments by the Company in excess of $100,000 in the aggregate in any twelve (12)-month period (1) relating to research or development or clinical studies to gather safety and effectiveness data about a Medical Device to support a premarket application or premarket notification, (2) relating to the sale, distribution, supply, licensing, co-promotion, marketing or manufacturing of any Medical Device, or (3) with any distributor of any Medical Device, except in each case for any such Contract that is entered into in the ordinary course of business; and

(M) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or other Transactions.

(ii) Each of the Material Contracts is valid and binding on the Company or any of its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company or any of its Subsidiaries. There is no default under any such Contracts by the Company or any of its Subsidiaries and, to the Company’s Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries.

(m) Real Property.

(i) Neither the Company nor any of its Subsidiaries owns any real property.

(ii) With respect to the real property leased or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, to the Company’s Knowledge, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by the Company or any of its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the Merger or the other Transactions, except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that are not, or would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries. The Company has made available to Parent a complete and correct copy of all leases pertaining to the Leased Real Property, each as amended to the date hereof, and each as so delivered is in full force and effect.

(iii) The Company, or one of its Subsidiaries, owns good title to, or holds pursuant to valid and enforceable lease agreements, all of the personal property shown to be owned or leased by it on the Most Recent Company Balance Sheet or Most Recent Subsidiary Balance Sheet (other than assets disposed of in the ordinary course subsequent to the date of the Most Recent Company Balance Sheet or Most Recent Subsidiary Balance Sheet), free and clear of all Liens other than Permitted Liens.

(n) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is applicable to the Company, the Shares, the Merger or the other Transactions.

(o) Environmental Matters. (i) Since January 1, 2019, the Company and its Subsidiaries have complied at all times in all material respects with all applicable Environmental Laws and are currently in material compliance with all applicable Environmental Laws; (ii) to the Company’s Knowledge, no real property currently leased or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substance requiring remediation pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third-party property; (iv) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of, or subject to liability under, any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any order, decree, or injunction with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or liability relating to Hazardous Substances; (vi) the Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or any of its Subsidiaries or their respective current properties or operations; (vii) to the Company’s Knowledge, no events have occurred involving Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability or investigation pursuant to any Environmental Law; and (viii) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws, except where the failure to possess any such permit would not have a Material Adverse Effect.

As used herein, the term “Environmental Law” means any Law relating to: (x) the protection, investigation or restoration of the environment, health, safety, or natural resources, (y) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (z) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

As used herein, the term “Hazardous Substance” means any substance that is: (x) listed, classified or regulated as a “Hazardous Substance,” “Hazardous Waste,” “Hazardous Material,” or “Toxic Substance” pursuant to any Environmental Law; (y) medical waste, infectious or biohazardous substances, any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, per and polyfluoroalkyl substances, radioactive material or radon; and (z) any other substance which is regulated under Environmental Law due to a potential for harm.

(p) Taxes. Except as disclosed on Section 5.1(p) of the Company Disclosure Letter:

(i) The Company and each of its Subsidiaries: (A) have duly and timely filed (taking into account any valid extension of time within which to file) all U.S. federal income, and other material Tax Returns required to be filed by any of them with the appropriate taxing authority and all such filed Tax Returns are complete and accurate in all material respects; (B) have duly and timely paid all U.S. federal income, and other material Taxes that are required to be paid by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns); (C) have withheld and timely paid to the appropriate taxing authorities all material Taxes in material compliance with all Tax withholding provisions; and (D) have materially complied with all information reporting (and related withholding) and record retention requirements in respect of any material Tax matters.

(ii) There are no material closing agreements, private letter rulings, gain recognition agreements, technical advance memoranda or similar agreements or rulings that have been entered into by the Company or issued by any taxing authority in respect of any Tax matters with respect to the Company.

(iii) No issues that have been raised by the relevant taxing authority in connection with any examination of the Tax Returns referred to in Section 5.1(p)(i) above are currently pending, no such Tax Return is currently being examined by any taxing authority to the Knowledge of the Company, nor have the Company or any of its Subsidiaries received any notice in writing or to the Knowledge of the Company from a taxing authority that it intends to conduct such examinations, and all deficiencies asserted or assessments made, if any, as a result of any such examinations have been paid in full, settled or withdrawn. There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(iv) Neither the Company nor any of its Subsidiaries is a party to any material Contract or arrangement providing for allocation, sharing or indemnification with respect to Taxes with a Person other than the Company or any of its Subsidiaries (other than any such customary commercial Contract or arrangement entered into in the ordinary course of business consistent with past practice, the primary subject matter of which is not Taxes).

(v) No written claim which has not been finally resolved has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction and no claim which has not been finally resolved has been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return with respect to any type of Tax that the Company or any of its Subsidiaries is required to file any Tax Return with respect to Taxes of such type.

(vi) Neither the Company nor any of its Subsidiaries is, or during the past five (5) years has been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(vii) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder).

(viii) Neither the Company nor any of its Subsidiaries has ever been a member of any consolidated, combined, unitary or similar Tax group other than a group of which the Company or any of its Subsidiaries is or was a common parent or has transferee or successor liability for the unpaid Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(ix) Neither the Company nor any of its Subsidiaries (A) has been granted any extension for the assessment or collection of Taxes (other than pursuant to extensions of time to file Tax Returns either granted automatically or obtained in the ordinary course of business), (B) has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes or (C) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter (except for a power of attorney that will not be in force after the Closing).

(x) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), installment sale or open transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, any prepaid amount received on or prior to the Closing Date, any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Law), or any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made with respect to any taxable period ending on or prior to the Closing Date. Neither the Company nor any of its Subsidiaries will be liable for Tax in any Straddle Period or the period beginning after the Closing Date as a result of any election under Section 965(h) of the Code.

(xi) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xii) Neither the Company nor any of its Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes.

(xiii) The Company has set forth in Section 5.1(p) of the Company Disclosure Letter the name, identification number, jurisdiction of formation, tax residence, percentage of ownership and classification for U.S. federal income tax purposes of each of its Subsidiaries.

(xiv) The Company has been properly classified for United States federal income tax purposes as a C corporation at all times since formation.

(xv) Neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, or other Tax benefits or relief related to COVID-19, including a loan under the Paycheck Protection Program or relief pursuant to Section 2301 or Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), as amended, or any similar applicable federal, state, or local Law.

(xvi) Neither the Company nor any of its Subsidiaries has ever been subject to Tax in any jurisdiction outside of its country of organization by reason of having employees, a permanent establishment, an office or other place of business in such jurisdiction.

As used in this Agreement, (x) the term “Tax” includes all federal, state, local and non-U.S. income, license, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, real property, personal property, transfer, registration, withholding, excise, medical device excise, production, value added, occupancy, alternative or add-on minimum, estimated and other taxes, duties or assessments of any kind whatsoever in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, and (y) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refund and information returns, including any attachments thereto and amendments thereof) supplied or required to be supplied to a Tax authority relating to Taxes. Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 5.1(p) and the representations and warranties contained in Sections 5.1(b), 5.1(g) and 5.1(j) to the extent specifically addressing Taxes shall be the only representations or warranties of the Company and its Subsidiaries in this Agreement with respect to Tax matters. Nothing in this Section 5.1(p) or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability in a Taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a Taxable period (or portion thereof) ending on or before the Closing Date.

(q) Labor Matters.

(i) As of the date of hereof, (A) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (B) to the Company’s Knowledge, there are no activities or proceedings of any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries and, since January 1, 2019, no demand for recognition as the exclusive bargaining representative of any employees has been made in writing or to the Company’s Knowledge by or on behalf of any labor or like organization, (C) there is no strike, lockout, slowdown, work stoppage, job action, picketing, unfair labor practice or other labor dispute, question regarding representation or union organizing activity or any similar activity pending or, to the Company’s Knowledge, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries, (D) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council, (E) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (F) there is no pending or, to the Company’s Knowledge, threatened arbitration or grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Employees of the Company or any of its Subsidiaries.

(ii) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, including proper classification of independent contractors or employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, wages and hours. The Company has paid in full to all current and former Employees, independent contractors, and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation that are due, owing and required to be paid to such persons on or prior to the date hereof.

(iii) There are no actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any Employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(iv) Since January 1, 2019, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

(v) Since January 1, 2019, no allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company have been made, or to the Company’s Knowledge, threatened, against any current or former officer, employee, manager or director of the Company. Since January 1, 2019, the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former officer, employee, manager or director of the Company.

(vi) No notice, consent or consultation obligations with respect to any employees of the Company or any of its Subsidiaries, or any labor union or other employee representative body, trade union or works council, will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

(r) Intellectual Property; Data Privacy.

(i) Section 5.1(r)(i) of the Company Disclosure Letter sets forth a true, correct, and complete list of all Company Registered IP, indicating for each item, as applicable: (A) the name of the applicant/registrant and current legal and beneficial owner(s); (B) the jurisdiction where the application/registration is located (or, for Internet domain names, the applicable registrar); (C) the application or registration number; and (D) the filing date, issuance/registration/grant date and expiration date. All Company Registered IP is subsisting, valid and, other than Company Registered IP constituting applications, enforceable, and since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice challenging the validity or enforceability of, or the Company’s or any of its Subsidiaries’ rights in or to, any Company Registered IP. All Company Registered IP: (x) has been duly filed or registered with the applicable Governmental Entity or Internet domain name registrar and properly maintained, including by the timely submission of all necessary filings and payment of fees in accordance with the legal and administrative requirements in the appropriate jurisdictions; (y) has not lapsed or expired or been cancelled or abandoned; and (z) in the case of any Company Registered IP constituting applications, are pending and in good standing.

(ii) The Company and its Subsidiaries exclusively own or hold an exclusive license under, all Company Intellectual Property, free and clear of all Liens. No material Company Intellectual Property is subject to any outstanding order, judgment, decree or Contract adversely affecting the Company’s or its Subsidiaries’ ownership or use of, or its rights in or to, such material Company Intellectual Property.

(iii) The Company and its Subsidiaries own or have sufficient and valid rights to use all Intellectual Property Rights necessary for, or otherwise used in and material to, their respective businesses as presently conducted and as currently proposed to be conducted, all of which rights shall survive the consummation of the Transactions to the same extent as available to the Company and its Subsidiaries on the date of this Agreement.

(iv) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, material liability or business disruption, neither the Company nor any of its Subsidiaries, nor the operation of their respective businesses (including the development, manufacture, use, sale, commercialization or other exploitation of any product, service or other offering currently provided or under development by the Company or any of its Subsidiaries) has, since January 1, 2019, infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person. No actions, suits, claims, hearings, arbitrations, investigations or other proceedings regarding any of the foregoing are pending or threatened in writing against the Company or any of its Subsidiaries.

(v) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company or any of its Subsidiaries, to the Company’s Knowledge, no third party is infringing, misappropriating, or otherwise violating any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation or violation against any third party since January 1, 2019.

(vi) The Company and its Subsidiaries have taken reasonable measures to maintain and preserve the enforceability of all material Company Intellectual Property, and to protect and preserve the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company or any of its Subsidiaries. No such material Trade Secrets have been made available to or, to the Company’s Knowledge, discovered by any Person except pursuant to valid and appropriate confidentiality and non-disclosure obligations requiring any such Person to maintain the confidentiality thereof, and not to use such Trade Secrets except as authorized by the Company or the applicable Subsidiary, and such obligations have not, to the Company’s Knowledge, been breached in any material respect.

(vii) Except as set forth on Section 5.1(r)(vii) of the Company Disclosure Letter, the Company has acquired all right, title and interest in all Intellectual Property Rights material to any business of the Company or any of its Subsidiaries, either by (A) operation of law, or (B) by execution and delivery of a valid written Contract containing an irrevocable assignment to the Company or one of its Subsidiaries, as applicable, from all current and former Employees, officers, directors, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the creation or development of any such Intellectual Property Rights. No Employee, officer, director, stockholder, consultant, or contractor of the Company or any of its Subsidiaries retains, or to the Company’s Knowledge claims to retain, any material rights in, nor to the Company’s Knowledge has any of them made application for, any such Intellectual Property Rights. All rights in, to and under all Intellectual Property Rights created or developed by any of the Company’s or any of its Subsidiaries’ founders materially related to or used in the businesses of the Company or any of its Subsidiaries or in contemplation of forming such Company or any of its Subsidiaries (or any predecessor thereto) have been duly, validly and irrevocably assigned to such Company or its applicable Subsidiary.

(viii) Neither the Company nor any of its Subsidiaries has distributed, made available for remote interaction, incorporated or linked to any Software that is subject to any open source license, in each case, in a manner that requires the Company or any of its Subsidiaries to (A) disclose, distribute or make available any proprietary source code constituting Company Intellectual Property, (B) refrain from charging fees or other consideration, or limit the fees or consideration that it may charge, in connection with their material proprietary Software, (C) grant any license or other right to decompile or reverse-engineer any of their material proprietary Software or (D) permit any Person to make derivative works of any of their material proprietary Software. The Company and its Subsidiaries have complied in all material respects with their respective obligations arising under any open source licenses relating to their material proprietary Software. None of the Company’s or its Subsidiaries’ material proprietary Software is subject to any escrow agreement or similar contingent obligation to disclose any of their material proprietary Software in source code format.

(ix) The IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries (A) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or any of its Subsidiaries in connection with their respective businesses, (B) have not materially malfunctioned or failed to function since January 1, 2019, and (C) except as would not reasonably be expected to have a material effect on the operations of the Company and its Subsidiaries, taken as whole, are free from material bugs, defects, “back doors,” “drop dead devices,” “time bombs,” “Trojan horses,” “viruses,” “worms,” “spyware” (in each case, as such terms are commonly understood in the software industry) or any other disabling or malicious code. Since January 1, 2019, to the Company’s Knowledge, there has been no material unauthorized access to or misuse of such IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with best industry practices to protect the confidentiality, integrity and security of such IT Assets, as applicable.

(x) The Company and its Subsidiaries have complied in all material respects with all applicable Privacy Laws and Company Privacy Commitments and, to the Company’s Knowledge, no circumstance has arisen in which Privacy Laws, or any applicable guidance or codes of practice promulgated under Privacy Laws, would require the Company or any of its Subsidiaries to notify a Governmental Entity of any actual or suspected unauthorized acquisition of or access to Personal Information. Since January 1, 2019, the Company and its Subsidiaries have not received any written notice, order, inquiry, investigation, complaint or other communication alleging non-compliance with any Privacy Laws or Company Privacy Commitments. To the Company’s Knowledge, there has been no material loss, theft, misuse of, or unauthorized access to, or acquisition, use, modification or disclosure of, any Personal Information processed, collected, stored, transferred or otherwise used by or on behalf of the Company or any of its Subsidiaries.

(xi) For purposes of this Agreement, the following terms have the following meanings:

“Company Intellectual Property” means all Intellectual Property Rights owned or purported to be owned by, or exclusively licensed or purported to be exclusively licensed to, the Company or any of its Subsidiaries.

“Company Privacy Commitments” means all contractual obligations, commitments, policies and public statements of the Company or any of its Subsidiaries with respect to Personal Information, privacy or data security.

“Company Registered IP” means all Intellectual Property Rights included in the Company Intellectual Property that are issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Intellectual Property Rights” means all rights anywhere in the world in or to any of the following: (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, trade names, slogans, and other indicia of origin, all applications and registrations for any of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) patents, patent applications, invention disclosures, provisional patent applications and similar instruments (including any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utilization models, industrial designs, inventors’ certificates, or the like); (C) confidential or proprietary information, trade secrets and know-how, including inventions and discoveries (whether patentable or not, or reduced to practice or not), product specifications, processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); (D) published and unpublished works of authorship, whether copyrightable or not (including software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (E) Internet domain names and URLs; and (F) all other intellectual property, industrial or proprietary rights (in each case of clauses (A) – (F), whether or not subject to statutory registration or protection).

“IT Assets” means technology devices, computers, software, firmware, middleware, servers, workstations, networks, routers, hubs, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Personal Information” means any information that (A) alone or in combination with other information held by the Company, can be used to identify an individual person, household, device or browser, or (B) is otherwise protected under applicable Privacy Laws.

“Privacy Laws” means all applicable Laws relating to data protection and privacy, electronic communications, electronic marketing and information security, including the Health Insurance Portability and Accountability Act of 1996 and all implementing regulations thereof, the Health Information Technology for Economic and Clinical Health Act and all implementing regulations thereof and state health privacy laws.

“Software” means any computer program, application, microcode, firmware or software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

(s) No Trade Loading; Inventory.

(i) Since January 1, 2019, neither the Company nor any of its Subsidiaries has engaged in (A) any trade loading practices or any other promotional sales or discount activity or other practice with the effect of accelerating sales to the trade or otherwise that would otherwise be expected to occur in later periods, (B) any practice which would have the effect of accelerating collections of receivables that would otherwise be expected to be in later periods, (C) any practice which would have the effect of postponing payments by the Company that would otherwise be expected to be made in earlier periods, or (D) any promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case of clauses (A) through (D) above in a manner materially outside of the ordinary course of business or contrary to generally accepted industry practices.

(ii) Since January 1, 2019, neither the Company nor any of its Subsidiaries has sold, transferred or otherwise moved any raw materials, packaging materials, Medical Devices or components thereof or other supplies related thereto, in each case related to the Company’s business, while and to the extent under the ownership of the Company, whether located at any premises of the Company or elsewhere (collectively, “Inventory”) from the Company other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries or distributors currently holds, or will at any time at or prior to the Closing hold, more than ninety (90) days of Inventory.

(t) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide reasonable coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with only such exceptions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(u) Brokers and Finders. Except for Canaccord, neither the Company nor any of its Subsidiaries has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions except that the Company has engaged Canaccord as its financial advisor. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which Canaccord is entitled to any fees and expenses in connection with any of the Transactions.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the forms, statements, certifications, reports and documents filed with or furnished to the SEC prior to the date hereof by Parent pursuant to the Securities Exchange Act of 1934 or the Securities Act of 1933 (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), each of Parent and Merger Sub hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except with respect to its Subsidiaries where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub. No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) Other than the filings and/or notices pursuant to Section 1.3 (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other Transactions, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(iii) As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings before or by any Governmental Entity pending or, to Parent’s knowledge, threatened in writing against Parent or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

(d) Available Funds. Parent and Merger Sub have available to them, or will have available to them, as and when needed to consummate the Transactions contemplated by this Agreement, all funds necessary to satisfy all of their obligations under this Agreement and to make all payments hereunder including, without limitation, the Closing Consideration, the Earn-Out Consideration and payment of the Purchase Price Adjustment Holdback as if the full amount thereof is payable to the Paying Agent for distribution to the Holders in accordance with Section 4.1(c).

(e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Merger and the other Transactions.

(f) Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective officers, directors or employees has engaged any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, during the period beginning as of the execution of this Agreement on the Effective Date and ending on the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII (such period, the “Interim Period”), unless Parent shall otherwise approve in advance in writing (such approval not to be unreasonably withheld, conditioned or delayed), and except as otherwise expressly required by this Agreement or applicable Laws, the business of the Company and its Subsidiaries shall be conducted in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, licensors, suppliers, distributors, creditors, lessors, Employees, sales representatives and business associates and keep available the services of its and its Subsidiaries’ present Employees and agents. Without limiting the generality of the foregoing, and in furtherance thereof, during the Interim Period, except (A) as otherwise expressly required or permitted by this Agreement or applicable Law, (B) as Parent may approve in advance in writing (such approval not to be unreasonably, delayed, conditioned or withheld) or (C) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall not and shall not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(iii) acquire assets outside of the ordinary course of business from any other Person, other than acquisitions pursuant to Contracts in effect as of the date hereof;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares (A) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary or (B) in respect of the exercise of Company Options or Company Warrants outstanding as of the date of this Agreement in accordance with their terms and, with respect to Company Options, as applicable, the Stock Plans as in effect as of the date of this Agreement), or securities convertible or exchangeable into, exercisable for or with a value measured by reference to any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien (other than a Permitted Lien) not incurred in the ordinary course of business consistent with past practice;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person;

(vii) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(viii) except as set forth in the capital budgets in Section 6.1(a)(viii) of the Company Disclosure Letter and in material compliance therewith, make or authorize any capital expenditure in excess of $50,000;

(ix) enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement, in each case not done in the ordinary course of business consistent with past practice;

(x) make any changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xi) settle any actions, suits, claims, hearings, arbitrations, investigations or other proceedings before a Governmental Entity for an amount in excess of $50,000 or any obligation or liability of the Company in excess of such amount;

(xii) amend, modify or terminate any Material Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

(xiii) (A) make, change, or rescind any material Tax election (other than an election made on a Tax Return filed in the ordinary course of business consistent with past practice); (B) file any material amended Tax Return; (C) adopt or change any material method or period of Tax accounting; (D) settle or compromise any material claim, audit, assessment or dispute relating to Taxes; (E) surrender any material claim for a refund of Taxes; (F) enter into any closing agreement relating to Taxes; (G) file any material Tax Return that is inconsistent with past practice; or (H) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiv) transfer, assign, sell, lease, license, grant any material right in, mortgage, pledge, surrender, encumber, divest, fail to maintain, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets or properties (tangible or intangible, including any Intellectual Property Rights), licenses, operations, rights, product lines, businesses or interests therein of the Company or any of its Subsidiaries, including capital stock of any of its Subsidiaries, except for Permitted Liens or in connection with services provided in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50,000 in the aggregate, other than pursuant to Contracts in effect prior to the date hereof; provided, that with respect to Company Intellectual Property, the foregoing exceptions shall be limited to granting non-exclusive licenses to customers (solely to permit such customers’ use of the Company’s and its Subsidiaries’ products and services) or to third-party service providers (solely for the purpose of facilitating their provision of services to or on behalf of the Company and its Subsidiaries), in each case, in the ordinary course of business consistent with past practice;

(xv) except (1) as required pursuant to existing written, binding agreements in effect prior to the date hereof, (2) as set forth in Section 5.1(j)(i) of the Company Disclosure Letter or (3) as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer, employees or consultants of the Company or any of its Subsidiaries, (B) increase in any manner the compensation or consulting fees, bonus, pension, welfare, fringe, severance, termination pay or other benefits of, or pay any bonus to, any current or former director, officer, employee or consultant (who is a natural person) of the Company or any of its Subsidiaries, (C) grant any new awards, or amend or modify the terms of any outstanding awards, under any Benefit Plan, (D) become a party to, establish, adopt, commence participation in, amend or terminate any Benefit Plan or any arrangement that would have been a Benefit Plan had it been entered into prior to this Agreement, other than termination of the Company 401(k) Plan pursuant to Section 6.9(b), (E) take any action to accelerate the vesting, lapsing of restrictions or payment in respect of any award or benefit provided pursuant to any Benefit Plan, other than acceleration of vesting of Company Options pursuant to Section 4.3, (F) fund or in any other way secure the payment of compensation or benefits under any Benefit Plan, (G) hire any employee or engage any consultant (who is a natural person), (H) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (I) forgive any loans or issue any loans to any current or former directors, officers, employees or consultants (who are natural persons) of the Company or any of its Subsidiaries, or (J) terminate the employment of any employee other than for cause;

(xvi) become a party to, establish, adopt, amend or commence participation in any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvii) take any action or omit to take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(xviii) engage in (A) any trade loading practices or any other promotional sales or discount activity or other practice with the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (in the ordinary course of business) to occur in post-Closing periods, (B) any practice which would have the effect of accelerating collections to pre-Closing periods of receivables that would otherwise be expected (in the ordinary course of business) to occur in post-Closing periods, (C) any practice which would have the effect of postponing to post-Closing payments by the Company that would otherwise be expected (in the ordinary course of business) to be made in pre-Closing periods, or (D) any promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this clause (D) in a manner outside the ordinary course of business or contrary to generally accepted industry practices;

(xix) sell, transfer or otherwise move any Inventory from the Company other than in the ordinary course of business or hold;

(xx) form one or more additional Subsidiaries; or

(xxi) agree, authorize or commit to do any of the foregoing.

For purposes of this Agreement, “Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are subject to a good faith contest if adequate reserves are maintained in accordance with GAAP, (ii) zoning, building, land-use and similar restrictions imposed by Governmental Entities that do not impair in any material respect to the continued conduct of the Company’s business as currently conducted, (iii) Liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Company is not in default under such lease or rental agreement), (iv) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations, (v) Liens incurred in the ordinary course of business (A) in connection with workers’ compensation, unemployment insurance and other social security legislation, (B) in connection with mechanics, workmen, repairmen, warehousemen, or carriers, (C) securing the performance of bids, trade contracts, leases or statutory obligations, or (D) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty, liability or other insurance to the Company and its Subsidiaries or under self-insurance arrangements as well as Liens on insurance policies, (vi) Liens relating to the transferability of securities under applicable securities Laws, (viii) any condition that may be shown by a current and accurate survey, or that would be apparent as part of a physical inspection, of the applicable parcel of real property, in each case, which does not materially adversely interfere with the present or intended use of the parcel of real property it affects, and (ix) defects, exceptions, restrictions, easements, covenants, charges, rights of way and other non-monetary Liens that do not materially detract from the current or intended use of the applicable asset or real property.

(b) Prior to making any written or oral communications to the directors, officers, employees or consultants of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(c) During the Interim Period, the Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Entity relating to any Medical Device, (ii) promptly inform Parent of, and provide Parent with a reasonable opportunity to review, any material filing proposed to be made by or on behalf of the Company or any of its Subsidiaries, and any material correspondence or other material communication proposed to be submitted or otherwise transmitted to the FDA or any other Governmental Entity by or on behalf of the Company or any of its Subsidiaries, (iii) keep Parent promptly informed of (A) any communication (written or oral) with or from the FDA or any other Governmental Entity and (B) any material communications (written or oral) received from any Person relating to any material Company Intellectual Property, (iv) promptly inform Parent and provide Parent or Merger Sub with a reasonable opportunity (but no more than three (3) business days) to comment, in each case, prior to making any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or initiating, or making any material change to, promotional or marketing materials or activities relating to any Medical Device, and (v) cooperate with, and provide reasonable access to, Parent’s representative for purposes of reviewing and assessing the Company’s compliance with any and all relevant Laws, compliance programs, and procedures, and give due consideration to any resulting recommendations provided by Parent’s representative.

(d) The Company shall use reasonable best efforts through the Closing Date to take the actions described on Section 6.1(d) of the Company Disclosure Letter.

(e) Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to (i) control or direct the operations of the Company or its Subsidiaries prior to the Effective Time or (ii) operate to prevent or restrict any act or omission by the Company or its Subsidiaries that is required to be taken (or omitted to be taken) prior to the Effective Time by applicable Law. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations, finances and employees.

6.2. No Solicitation or Negotiation of Alternative Proposals.

(a) The Company agrees that neither it nor any of its Subsidiaries shall, and that none of its or its Subsidiaries’ directors, officers, Employees, investment bankers, attorneys, accountants and other advisors or representatives (solely to the extent such persons are acting on behalf or at the direction of the Company or its Subsidiaries) (such persons, other than the Holder Representative, collectively, “Representatives”) shall, directly or indirectly: (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; (iii) agree to, approve, endorse, recommend or consummate any Acquisition Proposal; (iv) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other agreement relating to an Acquisition Proposal; or (v) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the Holders immediately preceding such transaction would hold, directly or indirectly, less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction and (ii) any acquisition by any Person resulting in, or proposal or offer, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty-five percent (25%) or more of the total voting power or of any class of equity securities of the Company, or twenty-five percent (25%) or more of the consolidated total assets (including equity securities and assets of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

(b) No Change in Recommendation. Except to the extent required by the directors’ fiduciary duties prior to the time written consents constituting the Requisite Stockholder Approval have been delivered to Parent, the Company Board and each committee of the board shall not withhold, withdraw, qualify or modify (or propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation.

(c) Existing Discussions. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or any fundraising effort, including exploration of or preparation for an initial public offering. The Company also agrees that it will promptly after announcement of this Agreement request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an existing Acquisition Proposal or any fundraising effort to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

(d) Notice. The Company agrees that it will promptly (and, in any event, within one (1) business day) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, or any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material financial terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and material financial terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

6.3. Requisite Stockholder Approval. In accordance with applicable Laws, including Section 228, Section 251(c) and Section 262 of the DGCL, and the Company’s Organizational Documents, immediately following the execution of this Agreement, the Company shall seek and shall use its reasonable best efforts to obtain as promptly as practicable, and in any event, within forty-eight (48) hours following the execution and delivery of this Agreement by the parties hereto (the “Stockholder Consent Delivery Period”), a written consent in the form attached to this Agreement as Exhibit 3 from stockholders of the Company holding the number of Shares sufficient to satisfy the Requisite Stockholder Approval in lieu of a meeting pursuant to Section 228 of the DGCL (such written consent, as duly executed and delivered by such holders, the “Stockholder Written Consent”) for the purposes of adopting this Agreement and acknowledging that the adoption is irrevocable and results in the waiver of any right of such stockholders to demand appraisal in connection with the Merger pursuant to Section 262 of the DGCL. As promptly as practicable and, in any event, prior to the expiration of the Stockholder Consent Delivery Period, if the Stockholder Written Consent is duly executed and delivered to the Company, the Company shall deliver to Parent a copy thereof (including by facsimile or other electronic image scan transmission), certified as correct and complete by an executive officer of the Company.

6.4. Additional Stockholder Consents. After the date of this Agreement and prior to the Effective Time, the Company shall use its reasonable best efforts to have written consents, to the extent not executed and delivered during the Stockholder Consent Delivery Period, executed and delivered by all remaining Holders.

6.5. Information Statement; Stockholders Meeting.

(a) Information Statement. As soon as reasonably practicable, and in any event no later than forty-eight (48) hours following the date on which the Requisite Stockholder Approval is obtained by the due execution and delivery of the Stockholder Written Consent, the Company shall prepare, subject to the reasonable review, comment and approval of Parent, and deliver to its stockholders an information statement related to the Stockholder Written Consent and the Merger consistent with the applicable provisions of the DGCL and its certificate of incorporation (including any amendments or supplements thereto, the “Information Statement”). The Information Statement shall contain the notices of action by written consent required by Section 228(e) of the DGCL and of availability of appraisal rights and related disclosure required by Section 262 of the DGCL. The Company agrees that none of the information it includes in the Information Statement will, at the date of delivery to stockholders of the Company or at the time of the Stockholders Meeting, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Stockholders Meeting. In the event that the Stockholder Written Consent is not obtained and Parent has not terminated this Agreement pursuant to Section 8.4(a), then, as soon as reasonably practicable following the expiration of the Stockholder Consent Delivery Period, the Company shall take, in accordance with applicable Laws and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”) and shall use its reasonable best efforts to obtain the Requisite Stockholder Approval at the Stockholders Meeting.

6.6. Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their respective parts under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable; provided, that nothing in this Section 6.6 shall require, or be construed to require, Parent or its Subsidiaries to take (or fail to take) any action sought by any Governmental Entity in connection with any antitrust Laws.

6.7. Access and Reports.

(a) Subject to applicable Law, during the Interim Period upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and in a manner that minimizes disruption to the business operations of the Company and its Subsidiaries, to its Employees, properties, assets, books, Contracts, Tax Returns and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties, finances, operations, assets, litigation matters, environmental compliance, cash-flow reports and personnel as may reasonably be requested; provided, that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein or the conditions to the obligations of the parties hereto under this Agreement; and provided, further, that the foregoing shall not require the Company to (i) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any contractual or legal obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

(b) From and after the Closing for a period of five (5) years, Parent shall cause the Surviving Corporation and its Subsidiaries to, upon reasonable notice, afford the Holder Representative (but not, for the avoidance of doubt, any individual Holders) or its Representatives with reasonable access (for the purpose of examining and copying), during normal business hours and in a manner that minimizes disruption to the business operations of Parent and its Subsidiaries (including the Surviving Corporation), to the books and records of the Company, its Subsidiaries, and any successor entities, with respect to periods prior to the Closing Date, solely for purposes of (i) responding to the request or at the direction of a Governmental Entity or (ii) the preparation of Tax Returns or other documents relating to Tax matters; provided, however, that the Holder Representative will agree in advance to a customary confidentiality agreement with respect to such information; provided, further, that the foregoing shall not require the Surviving Corporation or any of its Subsidiaries to (i) permit any inspection, or to disclose any information, that in their reasonable judgment (after consultation with its outside legal counsel) would result in the disclosure of any trade secrets of third parties or violate any contractual or legal obligations with respect to confidentiality if they shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, or (ii) disclose any privileged information of the Surviving Corporation or any of its Subsidiaries. Unless otherwise consented to in writing by the Holder Representative, Parent shall not permit the Surviving Corporation, any of its Subsidiaries, or any successor entity thereof, for a period of seven (7) years following the Closing Date, to destroy or otherwise dispose of any books and records of such entities, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Holder Representative.

6.8. Publicity; Employee Communications.

(a) Each of the Company and Parent shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other Transactions and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (a) in any case in which the management of any such party hereto shall have determined in good faith (after consultation with its outside legal counsel) that such disclosure is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity, or (b) in any case in which such disclosure is made in connection with any dispute between the parties hereto regarding this Agreement, the Merger or the Transactions.

(b) Prior to the Closing Date, each of the Company and Parent shall consult with the other in establishing a communication plan mutually acceptable to both parties prior to issuing any general communications to Company employees regarding the Merger or any of the other Transactions or actions to be taken by the Company or Holders in connection with this Agreement.

6.9. Employee Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and continuing through the first anniversary of the Effective Time, the Employees of the Company and its Subsidiaries will be provided (i) a base salary or hourly wage and annual incentive compensation opportunities that are each no less favorable than, determined for the applicable Employee, the greater of (A) the base salary or hourly wage and annual incentive compensation provided by the Company and its Subsidiaries to each such Employee of the Company and its Subsidiaries immediately prior to the Effective Time or (B) the base salary or hourly wage and annual incentive compensation that are generally provided by Parent to similarly situated Employees of Parent, and (ii) “employee welfare benefits” (within the meaning of Section 3(1) of ERISA) and “employee pension benefits” (within the meaning of Section 3(2) of ERISA) (excluding, in each case, equity awards and long-term incentive compensation) that are no less favorable in the aggregate, determined for the applicable Employee, than the greater of (A) the employee welfare benefits and employee pension benefits that are generally provided by the Company and its Subsidiaries to similarly situated Employees of the Company and its Subsidiaries immediately prior to the Effective Time, or (B) the employee welfare benefits and employee pension benefits that are generally provided by Parent to similarly situated Employees of Parent; provided, that Parent will be deemed to be in compliance with clause (ii) during any period Parent allows Employees of the Company and its Subsidiaries to continue participating in the Company’s welfare benefit plans and employee pension benefit plans in existence immediately prior to the Closing. Without limiting the generality of the foregoing, Employees will be entitled to use any earned and unused vacation or accrued paid-time-off entitlements accrued through the Closing Date (“Pre-Closing Vacation Accruals”) to the extent such Pre-Closing Vacation Accruals are properly accrued on the Company’s financial statements at Closing, in accordance with the terms of the applicable plan or policy as in effect prior to the Closing Date.

(b) Immediately prior to the Effective Time, if requested by Parent in writing no fewer than three (3) business days prior to the Closing Date, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the TriNet 401(k) Plan For Employees of Biorez, Inc. (the “Company 401(k) Plan”) to be terminated. In the event that Parent requests that the Company 401(k) Plan be terminated, (y) the Company shall provide Parent with evidence that the Company 401(k) Plan will be terminated pursuant to resolution of the Company Board (the form and substance of which shall be subject to review and approval by Parent at least two (2) business days prior to the date the Company 401(k) Plan is terminated) not later than the day immediately preceding the date the Company 401(k) Plan is terminated, and (z) Parent shall permit the Employees of the Company to roll over their balances from the Company 401(k) Plan to Parent’s 401(k) plan, pursuant to the terms of Parent’s 401(k) plan document.

(c) (i) Prior to the Closing Date, the Company shall submit for approval by its stockholders, in conformance with Section 280G of the Code and the regulations thereunder (the “280G Stockholder Vote”), any payments that could constitute a “parachute payment” pursuant to Section 280G of the Code (each, a “Parachute Payment”), (ii) at least one (1) business day prior to the 280G Stockholder Vote, the right to any Parachute Payment submitted for approval shall have been irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) and (iii) the Company shall have delivered to Parent true and complete copies of all disclosures and documents that comprise the stockholder approval of each Parachute Payment in sufficient time to allow Parent to comment thereon but no less than two (2) business days prior to the 280G Stockholder Vote, and shall reflect all reasonable comments of Parent thereon. To the extent any disqualified individual fails to waive any Parachute Payments or the Company fails to perform a proper 280G Stockholder Vote with respect to any disqualified individual, despite the Company’s reasonable efforts to obtain such waiver or 280G Stockholder Vote, as applicable, then (i) such failure shall not, by itself, constitute a breach of this Section 6.9(c) and (ii) the value of any otherwise available U.S. federal Tax deduction associated with Parachute Payments made by Parent, the Surviving Corporation or any of their affiliates on or following the Closing Date and lost pursuant to Section 280G of the Code shall be treated as Transaction Expenses.

(d) If the Closing Date occurs prior to the Company’s payment of 2022 annual incentive compensation, the Surviving Corporation shall pay, on Parent’s regularly scheduled annual bonus payment date in 2023 and no later than March 15, 2023 (the “2022 Annual Bonus Payment Date”), to each Employee of the Company and its Subsidiaries (subject to such Employee’s continued employment through December 31, 2022), 100% of such Employee’s target annual bonus in respect of 2022 under the Company’s 2022 annual incentive plan (or its successor) (the “2022 Bonus Amount”), regardless of whether the target performance objectives under such Plan are achieved; provided that with respect to the pre-Closing portion, the 2022 Bonus Amount is properly accrued on the Company’s financial statements at Closing. The payment of the 2022 Bonus Amount pursuant to this Section 6.9(d) will apply towards satisfying Parent’s obligations under Section 6.9(a); provided, further, that, notwithstanding anything to the contrary in this Section 6.9(d), in the event that any Employees is involuntarily terminated (including, for the avoidance of doubt, as a result of a constructive termination, which in no event shall arise from the occurrence of the transactions contemplated by this Agreement or any changes in position, reporting line, or employment terms or conditions as a result of such transactions) on or prior to December 31, 2022, such terminated Employee shall be entitled to receive the 2022 Bonus Amount that would have been payable to such Employee under this Section 6.9(d) if such Employee were to have remained employed through December 31, 2022 on the 2022 Annual Bonus Payment Date.

(e) Nothing contained in this Agreement is intended to (i) be treated as an amendment of any particular Benefit Plan (other than Section 6.9(b)), (ii) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any continuing employee by Parent, the Surviving Corporation or any of their affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their affiliates may maintain or (iii) prevent Parent, the Surviving Corporation or any of their affiliates from (A) amending or terminating any particular benefit plan in accordance with its terms or (B) terminating the employment of any particular employee.

6.10. Insurance and Indemnification.

(a) D&O Insurance and Indemnification. Prior to the Effective Time, the Company shall obtain and fully pay for “tail” insurance policies (providing coverage for D&O Indemnified Persons at least equal to coverage currently provided in the Company’s policies) with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided, however, that the premium under such D&O Insurance shall not exceed three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year for D&O Insurance, which amount is set forth in Section 6.10(a) of the Company Disclosure Letter. Parent agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company (collectively, “D&O Indemnified Persons”), as provided in the Company’s Organizational Documents in effect as of the date hereof, shall survive the Closing and shall continue in full force and effect until the date that is the sixth (6th) anniversary of the Closing Date, and that Parent shall, and shall cause the Surviving Corporation to, perform and discharge the Company’s obligations to provide such indemnity and exculpation after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Parent and/or the Surviving Corporation shall advance expenses in connection with such indemnification as provided in the Company’s Organizational Documents, in each case, on the terms in such Organizational Documents as of the date hereof. The indemnification and liability limitation or exculpation provisions of the Company’s Organizational Documents, shall not be amended, repealed, or otherwise modified by the Surviving Corporation after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were D&O Indemnified Persons, unless such modification is required under applicable Law.

(b) Parent hereby acknowledges that the D&O Indemnified Persons may have certain rights to indemnification, advancement of expenses or insurance provided by other Persons. Parent hereby agrees that the Surviving Corporation will be the indemnitor of first resort (i.e., its obligations to the D&O Indemnified Persons are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such D&O Indemnified Person are secondary). Parent further agrees that no advancement or payment by any of such other Persons on behalf of any such D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the Surviving Corporation or any of its Subsidiaries shall affect the foregoing and such other Persons shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Person against the Surviving Corporation or any of its Subsidiaries, as applicable. The covenants contained in this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a D&O Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. Notwithstanding anything contained in this Agreement to the contrary, this Section 6.10 shall survive the consummation of the Merger until the date that is the sixth (6th) anniversary of the Closing Date and shall be binding on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any other Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent, the Surviving Corporation or the applicable Subsidiary thereof, as the case may be, shall assume and succeed to the obligations set forth in this Section 6.10.

(c) Product Liability Insurance. Prior to the Effective Time, the Company shall obtain and fully pay for a product liability “tail” insurance policy (the “Products Liability Insurance”) from an insurance carrier with the same or better credit rating as the Company’s current insurance, and with benefits and levels of coverage at least as favorable as the Company’s policies, with respect to all products manufactured or distributed by the Company prior to the Closing.

6.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.

6.12. Litigation. Each party hereto shall promptly provide the other parties hereto with prompt notice of, and copies of all pleadings and correspondence relating to, any civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings against any such party hereto or any of its directors or officers arising out of or relating to this Agreement or the Transactions (a “Transaction Proceeding”). Each of Parent, on the one hand, and the Company, on the other hand, shall give the other party the opportunity to participate in the defense, settlement, or compromise of any such Transaction Proceeding against such party or any of its directors or officers, and no such settlement or compromise shall be agreed to without the prior written consent of Parent.

6.13. Company Indebtedness. At the Closing, Parent and the Company shall effect the indefeasible payment in full in cash of all of the Funded Debt.

6.14. Tax Matters.

(a) Post-Closing Actions. Without the prior written consent of the Holder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), neither Parent, the Surviving Corporation, nor any Subsidiary thereof shall (a) file, amend or cause to be amended, any Tax Return for any Pre-Closing Tax Period for any of the Surviving Corporation, the Company or its Subsidiaries, (b) make or change any election (including any election under Sections 336 or 338 of the Code) with respect to, or that has retroactive effect to any Pre-Closing Tax Period for any of the Surviving Corporation, the Company or its Subsidiaries, with regard to any Tax or Tax Return of any of the Surviving Corporation, the Company or its Subsidiaries for any Pre-Closing Tax Period, in each case, to the extent that such amendment or election would reasonably be expected to result in an indemnification obligation of, or reduce amounts payable to, the Holders.

(b) Tax Returns. The Company shall prepare and timely file (including extensions) all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date, and such Tax Returns shall be prepared consistent with the past practice of the Company and its Subsidiaries unless otherwise required by applicable Law. The Company shall timely pay or shall cause to be timely paid any and all Taxes due with respect to such Tax Returns. The Company shall provide the Parent a reasonable opportunity to review any Tax Returns which the Company and its Subsidiaries file on or before the Closing Date and shall consider in good faith any reasonable written comments received from Parent with respect to such Tax Returns.

(c) Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger and the other Transactions (“Transfer Taxes”) shall be borne equally by Parent, on one hand, and the Holders, on the other hand. Such Transfer Taxes shall be paid by the party legally responsible to pay such Taxes (with the other party paying the party that is legally responsible to pay the tax its share of such Tax at least five (5) business days before the Tax payment due date). The Holder Representative shall arrange payment of all Transfer Taxes for which the Holders are liable pursuant to this Section 6.14(c) from the Holder Representative Expense Account to the extent funds are available therein in the absence of which the Holders shall be responsible for paying such Transfer Taxes. The parties agree to cooperate in the filing of any returns with respect to Transfer Taxes, including by promptly supplying any information in a party’s possession that is reasonably necessary to complete such returns.

(d) FIRPTA Certificate. On or prior to the Closing Date, the Company shall have delivered to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3), duly executed and acknowledged, in form and substance reasonably satisfactory to Parent, certifying that interests in the Company are not “U.S. real property interests,” together with the notice required to be mailed to the IRS under Treasury Regulations Section 1.897-2(h).

(e) Survival of Obligations. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 6.14 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

(f) For purposes of this Agreement, (x) the term “Pre-Closing Tax Period” shall mean any taxable year or other taxable period (or portion thereof) ending on or before the Closing Date; and (y) the term “Straddle Period” shall mean any taxable period that begins on or before and ends after the Closing Date.

6.15. Third-Party Consents. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals (i) under each Contract listed or described in Section 6.15 of the Company Disclosure Letter hereto or (ii) requested by Parent or identified by the Company prior to the Closing; provided, that nothing in this Section 6.15 shall obligate the Company to incur out-of-pocket expenses in order to obtain any such consent, waiver or approval that is not contingent upon the occurrence of the Closing.

6.16. RWI Policy. Parent has, or will have by the Closing Date, bound coverage under a representations and warranties insurance policy (an “RWI Policy”). Parent shall deliver a copy of the RWI Policy to the Company and the Holder Representative. Subject to Section 9.2, the costs and expenses incurred in connection with obtaining the RWI Policy, including all premiums, underwriting fees and similar costs, whether incurred prior to, at or after the Closing, shall be paid by Parent. The RWI Policy shall provide that the insurer has no right of subrogation with respect to the Holders except in the case of Fraud, and Parent and its Affiliates shall not amend, waive or otherwise modify the subrogation provision under the RWI Policy in any manner inconsistent with the foregoing. There shall be no limitation set forth in this Agreement or otherwise on survival claims for Fraud. For the avoidance of doubt and notwithstanding the foregoing, the limitations on survival set forth in this Section 6.16 shall not control with respect to the RWI Policy, which contains limitations on survival periods that shall control for purposes thereunder. For purposes of this Agreement, “Fraud” shall have the meaning under Delaware common law with respect to fraud in the making of representations and warranties contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement; provided, that such Fraud specifically excludes any statement, representation or omission made negligently or recklessly.

6.17. Confidentiality. The parties (other than the Holder Representative) acknowledge the Confidentiality Agreement, which agreement shall be deemed incorporated herein as if it were set forth in its entirety, mutatis mutandis, and agree that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (a) the Effective Time or (b) the expiration of the Confidentiality Agreement according to its terms; provided, however, that to the extent any provisions of the Confidentiality Agreement are inconsistent with any provision of this Agreement, the provisions of this Agreement shall control. For the avoidance of doubt, the Holder Representative shall not be bound by the terms of the Confidentiality Agreement. The Holder Representative acknowledges that that certain Non-Disclosure Agreement, dated as of July 14, 2022 by and between the Holder Representative and the Company, is intended to cover all information related to this Agreement and the Merger, will survive the Closing, and will be enforceable by Parent and the Surviving Corporation. Notwithstanding anything herein to the contrary, following the Closing, the Holder Representative shall be permitted to: (i) after the public announcement of the Merger by Parent, announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the terms of this Agreement; and (ii) disclose information as required by Law or to Representatives of the Holder Representative and to the Holders, in each case who have a need to know such information, provided that each of such persons are subject to confidentiality obligations with respect thereto.

6.18. Notification. During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (b) any material communications (written or oral) received from any Person relating to the Company Intellectual Property and (c) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party (other than the Holder Representative) to effect the Merger are subject to the satisfaction or waiver by such party at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Stockholder Approval and shall have been duly adopted by Parent as the sole stockholder of Merger Sub.

(b) No Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other Transactions (collectively, an “Order”).

(c) Governmental Consents. Other than the filing pursuant to Section 1.3, all Company Approvals and all Parent Approvals shall have been obtained or made.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b)(i), (ii) and (iii) (Capital Structure), Section 5.1(c) (Payment Schedule), and Section 5.1(e)(i) (Corporate Authority; Approval) (collectively, together with the representations and warranties listed in clause (ii), the “Fundamental Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 5.1(e)(ii) and (iii) (Corporate Authority; Approval) and Section 5.1(u) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1, without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of this clause (iii) only, for any failure of any such representation and warranty to be so true and correct that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, further, that any failure to be so true and correct with respect to Section 5.1(c) (Payment Schedule) shall be cured to the extent that the Payment Schedule is amended to correct any such failure prior to Closing. Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such Chief Executive Officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the condition set forth in this Section 7.2(b) has been satisfied.

(c) Payment of Transaction Expenses. The Company shall have provided copies of customary payoff letters in connection with the payment of Transaction Expenses from the Persons listed on Schedule 7.2(c) hereto.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that the condition set forth in this Section 7.2(d) has been satisfied.

(e) Written Consents; Appraisal Waivers. Holders representing at least eighty-five percent (85%) of the Company’s issued and outstanding Shares shall have executed written consents, certified copies of which shall have been provided to Parent, and have validly waived all appraisal rights under DGCL and any other applicable Laws.

(f) Convertible Promissory Note Election. The Convertible Promissory Note Holder Election shall have been duly exercised and delivered and remain in full force and effect, and the Company shall have provided to Parent a true and correct copy thereof.

(g) Certain Employees. Each Key Employee shall have remained actively employed by the Company through the Effective Time, other than for reasons of death or permanent and total disability, and, to the Company’s knowledge, no Key Employee shall have any intention not to honor such individual’s New Employment Agreement.

(h) 280G Stockholder Vote. The 280G Stockholder Vote shall have occurred and any payments that could reasonably be expected to be non-deductible under Section 280G of the Code shall have been irrevocably waived by each of the applicable “disqualified individuals” (as defined under Section 280G of the Code and the regulations promulgated thereunder) and either approved or disapproved in the 280G Stockholder Vote.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Section 5.2(b) (Corporate Authority), Section 5.2(c)(i) and (ii) (Governmental Filings; No Violations) and Section 5.2(d) (Available Funds) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the other representations and warranties of Parent and Merger Sub set forth in Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by any Vice President of Parent to the effect that such Vice President has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by any Vice President of Parent to the effect that the condition set forth in this Section 7.3(b) has been satisfied.

ARTICLE VIII

Termination

8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by either Parent or the Company if:

(a) the Merger shall not have been consummated by 5:00 p.m. (Eastern Time) on October 30, 2022 (the “Termination Date”); or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the Requisite Stockholder Approval);

provided, that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of a condition to the consummation of the Merger.

8.3. Termination by the Company. This Agreement may be terminated by the Company and the Merger and other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or Section 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

8.4. Termination by Parent. This Agreement may be terminated and the Merger and other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent if:

(a) a copy of the Stockholder Written Consent evidencing that the Requisite Stockholder Approval has been obtained has not been delivered to Parent at or prior to the expiration of the Stockholder Consent Delivery Period; or

(b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or Section 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5. Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, this Agreement will forthwith become null and void, and there will be no liability to any Person on the part of any party hereto (or any of their respective Representatives or Affiliates) in respect of this Agreement, except as provided in this Section 8.5 and except that the provisions of Article X will continue to apply following any termination; provided, however, that nothing in this Section 8.5 shall release any party from liability for fraud or any willful and material breach of this Agreement by such party prior to the termination of this Agreement.

ARTICLE IX

Survival and Indemnification

9.1. Survival.

(a) All representations and warranties in this Agreement and the schedules and exhibits attached hereto (but excluding the exhibits attached hereto that will be governed by the terms set forth therein), and the right to commence any claim with respect thereto, shall survive the Closing as follows:

(i) all representations and warranties in this Agreement and the schedules attached hereto, other than the Fundamental Representations and the representations set forth in Section 5.1(p), and the right to commence any claim with respect thereto, shall survive the Closing and continue in effect until the second (2nd) anniversary of the Closing Date;

(ii) the Fundamental Representations, and the right to commence any claim with respect thereto, shall survive the Closing and continue in effect until the fourth (4th) anniversary of the Closing Date; and

(iii) the representations set forth in Section 5.1(p), and the right to commence any claim with respect thereto, shall survive the Closing and continue in effect until the finalization of the Final Parent Earn-Out Statement pursuant to the terms and conditions of Section 4.2(c).

(b) The covenants and agreements of the parties contained in this Agreement and the schedules and exhibits attached hereto that are to be performed by the parties following the Closing shall survive the Closing and continue in effect in accordance with the respective terms applicable thereto.

(c) Notwithstanding anything to the contrary herein, any representation or warranty or covenant or agreement in respect of which indemnity may be sought under Section 9.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if notice of the claim, inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred).

For purposes of this Agreement, (x) the term “Losses” shall mean any loss, Liabilities, cost, damage, royalty, deficiency, penalty, Tax, fine or expense, whether or not arising out of a Third Party Claim (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing) and (y) the term “Liabilities” shall mean any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

9.2. Indemnification.

(a) Indemnification by the Holders.

(i) Indemnification. The Holders shall hold Parent, the Surviving Corporation and each of their respective officers, directors, and employees (the “Parent Indemnified Parties”) harmless from and against any and all Losses when incurred as a result of, in connection with, relating to or arising out of: (A) any breach by the Company of any representation or warranty made by the Company in this Agreement or any of the schedules and exhibits attached hereto (but excluding any agreements the forms of which are attached as exhibits hereto that will be governed by the terms set forth therein), or in any of the certificates furnished by the Company pursuant to this Agreement determined without regard to any Material Adverse Effect or other materiality qualification contained in such representations and warranties; (B) any breach of any covenant or agreement that is required to be performed by the Holder Representative following the Closing under this Agreement or any of the schedules and exhibits attached hereto (but excluding any agreements the forms of which are attached as exhibits hereto that will be governed by the terms set forth therein); (C) any claim asserted at any time by any actual or alleged holder of Company securities relating to the allocation or entitlement to a portion of the Closing Consideration or Earn-Out Consideration or other amount paid or to be paid in connection with the Transactions, including any assertion of contractual, employment or other rights and any assertion of rights to own or acquire any security; or (D) the aggregate amount, if any, by which any payment provided to the Dissenting Stockholders pursuant to Section 262 of the DGCL exceeds the portion of the Closing Consideration to which such Dissenting Stockholders would otherwise be entitled pursuant to Section 4.4(f).

(ii) Limitations on Indemnification.

(A) The Holders shall not have any liability for any Loss with respect to any individual claim arising under clause (A) of Section 9.2(a)(i) above (other than with respect to breaches of the Fundamental Representations), unless and until the aggregate amount of all Losses related thereto for which the Holders would, but for this Section 9.2(a)(ii)(A), be liable exceeds an amount equal to $100,000. Further to the foregoing, the Holders shall not have any liability for any Losses arising under clause (A) of Section 9.2(a)(i) above (other than with respect to breaches of the Fundamental Representations), unless and until the aggregate amount of all Losses related thereto for which the Holders would, but for this Section 9.2(a)(ii)(A), be liable exceeds on a cumulative basis an amount equal to $1,125,000 (the “Deductible”), in which case the Holders shall be liable only for the amount of such Losses in excess of the Deductible. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit or restrict any of Parent’s right to maintain or recover any amounts in connection with any action or claim based upon Fraud.

(B) The Holders’ liability under clause (A) of Section 9.2(a)(i) above (including, for the avoidance of doubt, with respect to breaches of the Fundamental Representations) shall not exceed $16,750,000.

(iii) Payments; RWI Policy.

(A) All indemnification of the Parent Indemnified Parties by the Holders under this Section 9.2(a) shall be satisfied as follows: (1) first, for any claims that are covered by the RWI Policy, by the assertion of claims by Parent Indemnified Parties thereunder until such time as the policy limit set forth in the RWI Policy has been reached (provided, that the Holders shall be responsible for contributing to the retention amount under the RWI Policy in accordance with clause (2), subject to the limitations set forth in Section 9.2(a)(ii)); and (2) with respect to any indemnification amounts not covered by the RWI Policy, by the Holders in accordance with Section 9.2(a)(iii)(B) below.

(B) The sole and exclusive recourse for any and all amounts payable by the Holders to any Parent Indemnified Party under this Section 9.2(a) will be Parent’s right to setoff such amounts against the unpaid portion of the Earn-Out Consideration (whether or not accrued), if any, as of the date each Claim Notice asserting Losses is submitted by any Parent Indemnified Party to the Holder Representative. Any such setoff will be applied to the Holders in accordance with the Payment Schedule. Notwithstanding the foregoing, neither the exercise of, nor the failure to exercise, such right of setoff will limit or affect (1) the rights of Parent under the RWI Policy, (2) the rights of the parties under Section 10.6(c) with respect to any covenants to be performed by the parties, or (3) Parent’s right to maintain or recover any amounts from any Holder in connection with any action or claim based upon Fraud. To the extent that liability for or the amount of indemnifiable Losses in respect of a claim for indemnification pursuant to this Section 9.2(a) has not yet been finally determined in accordance with this Agreement, Parent will be entitled to withhold payment from the accrued and unpaid portion of the Earn-Out Consideration otherwise due and payable to the Holders in an amount up to Parent’s good faith estimate of such Losses set forth in the Claim Notice until the amount of such indemnifiable Losses has been finally determined (any such claim, an “Unpaid Indemnification Claim”). The exercise of such right of setoff by Parent in accordance with the terms of this Section 9.2(a)(iii)(B) will not constitute a breach of Parent’s obligation to pay the Earn-Out Consideration or any other amounts due under this Agreement.

(b) Indemnification by Parent and Surviving Corporation. Parent and, after the Closing, Parent and the Surviving Corporation each agree to and shall indemnify the Holders and hold them harmless against any Losses which any such Holder may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of the breach by Parent of (i) any representation or warranty made by Parent or Merger Sub under this Agreement or (ii) any covenant or agreement that is required to be performed by Parent following the Closing under this Agreement or any of the schedules or exhibits attached hereto or any of the certificates furnished by Parent pursuant to this Agreement (but excluding any agreements the forms of which are attached as exhibits hereto that will be governed by the terms set forth therein). The amount of Parent’s and, after the Closing, Parent’s and the Surviving Corporation’s aggregate liability (x) under Section 9.2(b)(i) above shall not exceed $16,750,000 and (y) under Section 9.2(b)(ii) above shall not exceed the Earn-Out Cap (provided, that such Earn-Out Cap shall be adjusted downward pursuant to Section 9.2(a)(iii)(B) to the extent that Parent exercises its right of setoff against the Earn-Out Consideration). All indemnification of the Holders by Parent under this Section 9.2(b) shall be effected by payment by Parent to the Paying Agent in immediately available funds by wire transfer to be distributed to the Holders in proportion to their respective portion of the Closing Consideration and Earn-Out Consideration in accordance with the Payment Schedule.

(c) For purposes of this Article IX, the amount of any Indemnified Party’s Losses will be reduced by (i) any amounts actually recovered by such Indemnified Party under any insurance policies, (ii) any amounts actually recovered by such Indemnified Party pursuant to any indemnification right, claim, recovery, settlement, reimbursement arrangement, contract or payment by or against a third-party following its commercially reasonable efforts with respect to the settlement or resolution of any claim for which any Indemnified Party is entitled to indemnification hereunder, and any such amounts actually received by the Indemnified Party following the payment of an indemnification claim under this Article IX shall be remitted to the applicable Indemnifying Party promptly following receipt thereof and (iii) any Tax benefit realized by the Indemnified Party or its respective Affiliates in the year in which the Loss was incurred or the immediately following year (calculated on a with versus without basis) arising from the incurrence or payment of any such indemnifiable claims. Parent will not permit the RWI Policy to be terminated prior to the expiration of all of the Holders’ indemnification obligations under Section 9.2(a), nor will Parent waive or permit to be waived any right under the RWI Policy in a manner adverse to the Holders in any material respect.

(d) Indemnification Procedures.

(i) Definitions. For purposes of this Agreement, a party entitled to indemnification under this Agreement shall be referred to as an “Indemnified Party,” and a party obligated to indemnify an Indemnified Party under this Agreement shall be referred to as an “Indemnifying Party.”

(ii) Claim Notices. Each Indemnified Party shall provide written notice to the Indemnifying Party of any claim or demand that it may have under this Section 9.2 (a “Claim Notice”), and, in the event that there is asserted against an Indemnified Party any claim, demand, action, proceeding or investigation instituted by a Person other than Parent or the Holder Representative on behalf of the Holders for which the Indemnifying Party may be obligated to indemnify hereunder (such claim, a “Third Party Claim”), such Indemnified Party shall provide a Claim Notice with respect thereto within thirty (30) days following such Indemnified Party’s receipt of such Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

(A) A Claim Notice with respect to a claim other than a Third Party Claim shall contain a reasonably detailed summary of the facts underlying or related to such claim to the extent then known by the Indemnified Party, the subsection(s) of this Section 9.2 pursuant to which the Indemnified Party is seeking indemnification, a list of those representations, warranties and covenants that the Indemnified Party believes may have been breached in relation to such claim (if any), the Indemnified Party’s good faith estimate of the Losses incurred as a result of, in connection with, relating to or arising out of such claim, and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim.

(B) A Claim Notice with respect to a Third Party Claim shall contain a reasonably detailed summary of the facts underlying or relating to such claim to the extent then known by the Indemnified Party and any correspondence or notices (including court papers) received from the relevant third party (to the extent not prohibited by contract or applicable Law from furnishing), the subsection(s) of this Section 9.2 pursuant to which the Indemnified Party is seeking indemnification, a list of those representations, warranties and covenants that the Indemnified Party believes may have been breached in relation to such claim (if any), the amount of damages alleged to have been suffered by the relevant third party or the Indemnified Party’s good faith estimate of the Losses incurred as a result of, in connection with, relating to or arising out of such claim, and a statement that the Indemnified Party seeks indemnification for Losses relating to such claim. From and after the delivery of a Claim Notice with respect to a Third Party Claim, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(iii) Control of Contests by Indemnifying Party. The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing (reasonably acceptable to the Indemnified Party) and at its own expense, the defense of any Third Party Claim (unless (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; or (F) the Indemnified Party reasonably believes that the Loss relating to the claim would materially exceed the maximum amount that such Indemnified Party could then be entitled to recover under the applicable provisions of this Section 9.2; in which case the Indemnified Party could elect in its sole discretion to assume, conduct and control such defense and the Indemnifying Party, if it had previously assumed such defense but no longer meets all of the conditions set forth in clauses (A) through (F) above, will cooperate with the Indemnified Party with respect to the prompt transfer of such defense from the Indemnifying Party to the Indemnified Party if so elected by the indemnified party). The Holder Representative shall act on behalf of the Holders where they are Indemnifying Parties hereunder in assuming, conducting and controlling the defense of Third Party Claims. Unless the Indemnified Party shall have notified the Indemnifying Party of the existence of one or more of the conditions set forth in clauses (A) through (F) of the first sentence of this Section 9.2(d)(iii), the Indemnifying Party shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by any Governmental Entity, any court proceedings or regulatory inquiry or investigation) from receipt of the Claim Notice with respect to a Third Party Claim (the “Notice Period”) to notify the Indemnified Party of its election to assume the defense of such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to assume the defense of such Third Party Claim, it shall be conclusively established for purposes of this Agreement that the Indemnifying Party is obligated to and shall indemnify and hold harmless the Indemnified Party from, against and in respect of all Losses incurred or suffered by the Indemnified Party to the extent arising from such Third Party Claim, without any reservation of rights, subject only to the limitations contained in this Section 9.2. If the Indemnifying Party notifies the Indemnified Party within the Notice Period that it elects to defend such Third Party Claim, it shall have the right to so defend, with counsel selected by the Indemnifying Party that is reasonably acceptable to the Indemnified Party, at the Indemnifying Party’s expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof, including the opportunity to participate in any discussions or correspondence with any Governmental Entity and to employ counsel separate from the counsel employed by the Indemnifying Party. The Indemnified Party shall participate in any such defense at its own expense unless (x) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have concluded in good faith that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them or the availability to the Indemnified Party of one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect thereof or (y) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided hereunder, and in the case of both (x) or (y), all such expenses incurred by the Indemnified Party in connection with such participation shall be borne by the Indemnifying Party.

(iv) Control of Contests by Indemnified Party. In the event the Indemnifying Party (A) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise, (B) is not entitled to defend the Third Party Claim as a result of the Indemnified Party’s election to defend the Third Party Claim as provided hereunder, or (C) after assuming the defense of a Third Party Claim, fails to conduct the defense of such Third Party Claim in a reasonably diligent manner within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for such Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(v) Settlement of Claims. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall have no Liability with respect to any compromise or settlement of such claims effected without its written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnifying Party or any of its Affiliates, (B) there is no imposition of a consent order, decree, injunction or other equitable relief that would restrict the future activity of the Indemnifying Party or its Affiliates, (C) the sole relief provided is monetary damages and a full, complete and unconditional release from all Liabilities with respect to such claim is provided to the Indemnifying Party and its Affiliates, and (D) the monetary damages payable in connection with such compromise or settlement does not exceed $100,000. The Indemnifying Party shall not consent to the entry of judgment, admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates, (y) there is no imposition of a consent order, decree, injunction or other equitable relief that would restrict the future activity of the Indemnified Party or its Affiliates, and (z) the sole relief provided is monetary damages that are concurrently paid in full by the Indemnifying Party and a full, complete and unconditional release from all Liabilities with respect to such claim is provided to the Indemnified Party and its Affiliates.

(vi) Cooperation. Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. Such cooperation also shall include the retention and, upon the Indemnifying Party’s request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that such cooperation shall not unreasonably interfere with the business or operations of such party. All Losses incurred or suffered by the Indemnified Party in connection with responding to, complying with or satisfying the Indemnifying Party’s requests for cooperation shall be promptly reimbursed by the Indemnifying Party. If the Indemnifying Party disputes the amount of, or otherwise refuses or fails to reimburse, any such Losses which the Indemnified Party has incurred and for which the Indemnified Party has sought reimbursement from the Indemnifying Party, the Indemnified Party shall not be obligated to continue providing cooperation with respect to the defense of the relevant Third Party Claim until such dispute has been resolved or all such Losses have been reimbursed in full.

(e) Type of Damages. Notwithstanding anything to the contrary in this Agreement, no Person shall be liable under this Article IX for any consequential, special, exemplary or punitive damages, except to the extent awarded in a final determination in connection with a Third Party Claim.

(f) Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Loss, and if the Indemnified Party fails to use such efforts, the Indemnified Party shall not be entitled to be indemnified for any portion of such Loss that reasonably could have been avoided had the Indemnified Party so complied.

(g) Characterization of Indemnification Payments. The parties agree to treat all payments made pursuant to this Article IX as adjustments to the Closing Consideration for Tax purposes, unless otherwise required by applicable Law.

ARTICLE X

Miscellaneous and General

10.1. Holder Representative.

(a) Appointment of Holder Representative. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Holder shall be deemed to have approved Shareholder Representative Services LLC as the Holder Representative as of the Closing and is hereby designated to, and shall act as, the representative of the Holders, and is hereby authorized to act on behalf of the Holders for all purposes in connection with this Agreement and any related agreement. The Holder Representative shall have the sole and exclusive right to seek to enforce any and all rights of the Holders under this Agreement.

(b) Scope of Authority of Holder Representative.

(i) Without limiting Section 10.1(a), effective as of the Closing, the Holder Representative shall have the power and authority to take all such actions on behalf of each Holder as the Holder Representative, in its sole reasonable discretion, may deem to be appropriate on all matters related to or arising in connection with this Agreement. Such powers shall include:

(A) executing and delivering this Agreement and any and all supplements, amendments, waivers or modifications thereto in accordance with the terms thereof and all certificates, consents and other documents contemplated by this Agreement or as may be necessary or appropriate to effect the transactions contemplated by this Agreement;

(B) giving and receiving notices and other communications relating to this Agreement;

(C) taking or refraining from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement, including in connection with any of the following:

(1) reviewing and disputing the Final Closing Statement and the related working papers in accordance with Sections 4.1(b) and (c) of this Agreement;

(2) paying the reasonable fees of any Accounting Firm in accordance with Sections 4.1(c) and 4.2(c) of this Agreement;

(3) authorizing or disputing any adjustment to the Closing Consideration and delivering instructions to the Paying Agent in connection therewith, including the release of any amounts funded in respect of the Purchase Price Adjustment Holdback (if any), in each case in accordance with Section 4.1;

(4) authorizing and/or disputing tax payment obligations, and retaining books and records in accordance with Sections 4.2, 6.7 and 6.14 of this Agreement; and

(5) conducting and controlling the defense of, and negotiating, agreeing to, settling, paying or contesting, Third Party Claims in accordance with Section 9.2(d) of this Agreement and paying reasonable expenses in connection therewith;

(D) directing the deposit into escrow for purposes of indemnification any amounts otherwise payable to the Holders hereunder and directing the actions of any escrow agent with respect thereto (including with respect to the investment and disposal of amounts in escrow);

(E) delivering any funds held in the Holder Representative Expense Account to the Paying Agent for further distribution to each Holder in accordance herewith; and

(F) taking all actions necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing, and taking all other actions to be taken by or on behalf of the Holders following the Closing Date in connection with this Agreement.

(ii) The Company (prior to the Closing) and the Holders (after the Closing) shall reimburse the Holder Representative for its reasonable costs and expenses (including attorneys’ fees) incurred in connection with its duties as the Holder Representative.

(iii) The Holder Representative may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

(c) Indemnification. The Holders shall indemnify the Holder Representative against any reasonable, documented, and out-of-pocket Losses, Liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, bad faith, gross negligence or willful misconduct of the Holder Representative, Holder Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Holder Representative, Representative Losses will be recovered by the Holder Representative (i) first, from the funds in the Holder Representative Expense Account, (ii) second, once the Holder Representative Expense Account has been exhausted, from any other readily available funds that become payable to the Holders under this Agreement at such time as such amounts would otherwise be distributable to the Holders, and (iii) third, from the Holders directly. Notwithstanding the foregoing to the contrary, nothing in this Section 10.1 shall relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holder Representative be required to advance its own funds on behalf of the Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative hereunder. This Section 10.1(c) shall survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

(d) Limitation of Liability. THE HOLDER REPRESENTATIVE WILL INCUR NO LIABILITY IN CONNECTION WITH ITS SERVICES PURSUANT TO THIS AGREEMENT AND ANY RELATED AGREEMENTS EXCEPT TO THE EXTENT RESULTING FROM ITS FRAUD, BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE HOLDER REPRESENTATIVE SHALL NOT BE LIABLE FOR ANY ACTION OR OMISSION PURSUANT TO THE ADVICE OF COUNSEL.

(e) Resignation; Successor Holder Representative.

(i) The Holder Representative may resign at any time by providing notice of its resignation (A) pursuant to that certain engagement letter, dated August 1, 2022, entered into by and among Shareholder Representative Services LLC and certain of the Holders and (B) to Parent and the Surviving Corporation. In addition, the Holder Representative may be removed in its capacity as such upon the affirmative vote of the Holders of a majority of the Shares, voting together as a single class on an as-converted basis, as determined in accordance with the Payment Schedule. Such resignation or removal shall be effective twenty (20) days after the delivery of such notice or upon the earlier appointment by the Holders of a successor, and the Holder Representative’s sole responsibility thereafter shall be to safely keep any assets then held by it on behalf of the Holders and to deliver the same to a successor Holder Representative.

(ii) Any corporation or association into which the Holder Representative may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Holder Representative is a party, shall be and become the successor Holder Representative under this Agreement and shall have and succeed to the rights, powers, duties, immunities, privileges, liabilities and obligations of its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(f) Termination of Holder Representative Role. Subject to Section 8.5, upon the termination of this Agreement in accordance with its terms or the resignation or removal of the Holder Representative in accordance with this Section 10.1, the Holder Representative shall have no further responsibilities hereunder or authority to act.

(g) Effect on Rights of Parent and Merger Sub. Anything set forth in this Section 10.1 to the contrary notwithstanding, in no event shall anything contained in this Section 10.1 amend, alter, waive, terminate (or otherwise limit) or be deemed to amend, alter, waive, terminate (or otherwise limit) any of the rights and remedies of Parent or Merger Sub set forth in any other provision of this Agreement (including the schedules and exhibits hereto), including Section 4.1, Section 4.2 and Section 9.2 of this Agreement.

10.2. Actions of the Holder Representative. Following the Closing, a decision, act, consent or instruction of the Holder Representative shall constitute a decision of all Holders and shall be final, binding and conclusive upon each such Holder, and Parent, Merger Sub and, following the Closing, the Surviving Corporation, shall be entitled to rely conclusively on the decisions, actions, consents or instructions of the Holder Representative as being the decision, action, consent or instruction of each and all such Holders. Parent is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Holder Representative.

10.3. Modification or Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by, if executed prior to the Effective Time, Parent, the Company, and solely to the extent any such amendment, modification, supplement or waiver affects any rights or obligations of the Holder Representative under this Agreement, the Holder Representative, and if executed after the Effective Time, Parent and the Holder Representative. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument effecting the same and shall be binding upon the parties thereto, and any such waiver shall be effective only in the specific instance and for the purposes for which given.

10.4. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws; provided, that no failure on the part of any party to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of any such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Laws.

10.5. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Execution or delivery of an executed counterpart of a signature page to this Agreement may be made by electronic or digital delivery such as in Adobe Portable Document Format or using generally recognized e-signature technology (e.g., DocuSign or Adobe Sign).

10.6. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to the negotiation, execution or performance of this Agreement, the Merger and the Transactions, and hereby waive the right to assert, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding, or transactions shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and monetary damages, even if available, would not be an adequate remedy for any such failure to perform or any breach of this Agreement. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware without proof of actual damages, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at Law. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(d) To the extent the Company brings any action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to the Company pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such action is pending, plus ten (10) business days or (ii) such other time period established by the court presiding over such action.

(e) No action shall be brought or maintained by any party hereto or any of their respective Affiliates or their respective successors or permitted assigns against any current or former direct or indirect equity holder, officer, director, employee or Affiliate of any Holder (who shall be third-party beneficiaries of this Section 10.6(e)), who is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder; provided, that this Section 10.6(e) shall not apply to the terms and conditions of Section 10.1, which shall be enforceable by the Holder Representative in its entirety against the Holders.

10.7. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date delivered if delivered personally, (b) on the date delivered by a private courier, (c) on the date sent by electronic mail, with confirmation of receipt, if sent prior to 5:00 p.m. New York time or, if sent later, then on the next business day, (d) on the next business day after the date mailed, by nationally recognized overnight courier specifying next day delivery or (e) on the fifth (5th) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows (or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided below):

If to Parent or Merger Sub:

CONMED Corporation

11311 Concept Boulevard

Largo, FL 33773

Attention:	Peter Shagory, EVP, Strategy and Corporate Development

Dan Jonas, EVP, Legal Affairs, General Counsel & Secretary

Email:	petershagory@conmed.com

danieljonas@conmed.com

with copies (which shall not constitute notice) to:

CONMED Corporation

11311 Concept Boulevard

Largo, FL 33773

Attention:	Patrick Beyer, President International and Global Orthopedics

Sarah Oliker, Assistant General Counsel, Assistant Secretary

Email:	patrickbeyer@conmed.com

saraholiker@conmed.com

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Bob Downes

Melissa Sawyer

Lauren Boehmke

Email:	downesr@sullcrom.com

sawyerm@sullcrom.com

boehmkel@sullcrom.com

If to the Company:

Biorez, Inc.

470 James Street, Suite #14

New Haven, CT 06513

Attention:	Kevin A. Rocco, President and Chief Executive Officer

Email:	krocco@biorez.com

with a copy (which shall not constitute notice) to:

Shipman & Goodwin LLP

One Constitution Plaza

Hartford, CT 06103-1919

Attention:	Matthew J. Monteith

Email:	MMonteith@goodwin.com

and

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

Attention: Ian N. Bushner; Navneeta Rekhi Email: Ian.Bushner@lw.com

Navneeta.Rekhi@lw.com

If to the Holder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing	Director

Email: deals@srsacquiom.com

10.8. Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto), the Company Disclosure Letter and that certain Confidential Disclosure Agreement, dated May 16, 2022, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Any matter, information or item disclosed in any section of the Company Disclosure Letter (whether or not an explicit cross reference appears) shall be deemed to have been disclosed for purposes of any other section of the Company Disclosure Letter in respect of which the relevance of such disclosure is reasonably apparent on its face. Except for information required by a provision of this Agreement to be listed in the Company Disclosure Letter, the inclusion of any matter, information or item in any exhibit or schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party, broaden the scope of any representation, warranty or covenant of the Company herein or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement, or that the disclosure of such matter, information or item means that such matter, information or item is required to be disclosed by this Agreement.

No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The Confidentiality Agreement shall survive any termination of this Agreement, mutatis mutandis.

10.9. No Other Representations or Warranties. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, (A) NONE OF PARENT, MERGER SUB, THE COMPANY OR ANY OTHER PERSON MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF, ANY OF ITS REPRESENTATIVES OR THE OTHER PARTY OR ANY OF THE OTHER PARTY’S REPRESENTATIVES OR AFFILIATES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY OTHER REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, AS APPLICABLE, AND (B) NONE OF PARENT, MERGER SUB OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES IS RELYING, AND EACH OF PARENT, MERGER SUB AND THE COMPANY AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES HAS NOT RELIED UPON ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE OTHER PARTY, THIS AGREEMENT OR THE TRANSACTIONS. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES HAVE BEEN PERMITTED ACCESS TO THE BOOKS AND RECORDS, FACILITIES, EQUIPMENT, TAX RETURNS, CONTRACTS, INSURANCE POLICIES (OR SUMMARIES THEREOF) AND OTHER PROPERTIES AND ASSETS OF THE COMPANY AND ITS SUBSIDIARIES AND THAT IT AND ITS REPRESENTATIVES HAVE HAD THE OPPORTUNITY TO MEET WITH THE OFFICERS OF THE COMPANY TO DISCUSS THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES.

10.10. Expenses. Except as otherwise provided in this Agreement, whether or not the Transactions are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and consummation of the Transactions, including the Merger.

10.11. Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that prior to the Effective Time, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date hereof shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

10.12. No Third Party Beneficiaries. Except as provided in Section 6.10(a) (D&O Insurance and Indemnification), Section 9.2 (Indemnification), Section 10.9 (No Other Representations or Warranties) and Section 10.17 (Waiver of Conflicts; Privilege), Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.4 without notice or liability to any other Person. Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

10.13. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

10.14. Definitions. For the convenience of the parties hereto, each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision agreed by all parties shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

10.16. Interpretation; Construction.

(a) The table of contents, captions and headings appearing in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article, Section, Annex, Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” or words of like import. The use of the masculine, feminine or neuter gender, or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. Reference herein to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable Contract. Reference to a particular Contract (including this Agreement), document or instrument means such Contract, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time. The terms “cash” and “$” mean United States Dollars. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Annex to, this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.17. Waiver of Conflicts; Privilege. Recognizing that each of Shipman & Goodwin LLP (“Shipman”) and Latham & Watkins LLP (“Latham” and together with Shipman, “Company Counsel”) has acted as legal counsel to the Company and its Subsidiaries and that Company Counsel may act as legal counsel to the Holder Representative or certain of the Holders and their respective Affiliates (which will no longer include the Company and its Subsidiaries after the Closing), Parent hereby waives, on behalf of itself and its Affiliates (which will include the Surviving Corporation and the Subsidiaries of the Surviving Corporation after the Closing), any conflicts that may arise in connection with Company Counsel representing the Holder Representative, any Holder or their Affiliates after the Closing as such representation may relate to Parent, the Surviving Corporation, the Subsidiaries of the Surviving Corporation and their respective Affiliates or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between any of the Holders (including, for the avoidance of doubt, Holders of Convertible Promissory Notes), the Company and its Subsidiaries or their respective Affiliates, on the one hand, and Company Counsel, on the other hand, relating to the transactions contemplated by this Agreement or the subject matter thereof shall be deemed to be attorney-client confidences that belong to the Holders and their respective Affiliates (and not the Surviving Corporation or any of its Subsidiaries or Affiliates) from and after the Closing in connection with any dispute between the parties relating to the transactions contemplated by this Agreement. Accordingly, none of Parent, the Surviving Corporation, or any Subsidiaries of the Company or the Surviving Corporation shall knowingly and intentionally access any such communications or any of the files of Company Counsel relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the Holders and their respective Affiliates (and not the Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries) shall be the holders of the attorney-client privilege with respect to such engagement, and the attorney-client privilege and the expectation of client confidence shall not pass to or be claimed by any of Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries, (b) to the extent that files of Company Counsel in respect of such engagement constitute property of the client, only the Holders and their respective Affiliates (and not the Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries) shall hold such property rights and (c) Company Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries by reason of any attorney-client relationship between the Company, the Surviving Corporation, or any of their respective Affiliates or Subsidiaries or otherwise, in each case in connection with any dispute between the parties relating to the transactions contemplated by the Agreement. Parent, the Company, the Surviving Corporation and their respective Subsidiaries are not waiving any attorney-client privilege in connection with any third party claim. If any such attorney-client privileged information is accessed by or provided to Parent or its Affiliates, inadvertently or otherwise, such access or production shall in no way prejudice or otherwise constitute a waiver of any claim of privilege as against any third party.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BIOREZ, INC.

By:	/s/ Kevin Rocco
Name: Kevin Rocco
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

CONMED CORPORATION

By:	/s/ Curt R. Hartman
Name: Curt R. Hartman
Title: Chair, President and Chief Executive Officer

PROMETHEUS MERGER SUB, INC.

By:	/s/ Daniel S. Jonas
Name: Daniel S. Jonas, Esq.
Title: Vice President, Legal Affairs, General Counsel and Secretary

[Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Merger Agreement]

ANNEX A

Defined Terms

Terms	Section
2022 Annual Bonus Payment Date	6.9(d)
2022 Bonus Amount	6.9(d)
280G Stockholder Vote	6.9(c)
Accounting Firm	4.1(c)(i)
Accrued Taxes	4.1(b)(ii)(B)
Acquisition Proposal	6.2(a)
Affiliate	4.1(a)(i)
Aggregate Consideration	4.1(a)
Agreed Accounting Principles	4.1(b)
Agreement	Preamble
Applicable L4Q Period	4.2(a)(i)
Applicable Revenue	4.2(a)(i)
Bankruptcy and Equity Exception	5.1(e)(i)
Benefit Plans	5.1(j)(i)
Book-Entry Share	4.3(b)(i)
business day	1.2
Bylaws	2.2
Canaccord	4.1(b)(ii)(B)
Carve-Out Plan	4.2(d)
Certificate	4.3(b)(i)
Change of Control Transaction	4.2(g)
Charter	2.1
Claim Notice	9.2(d)(ii)
Closing	1.2
Closing Consideration	4.1(a)
Closing Date	1.2
Closing Net Working Capital	4.1(b)(iii)(A)
Closing Statement	4.1(c)(i)
Code	4.1(b)(ii)(B)
Commencement Date	4.2(a)
Common Shares	5.1(b)(i)
Company	Preamble
Company 401(k) Plan	6.9(b)
Company Approvals	5.1(f)(i)
Company Board	5.1(b)(v)
Company Cash	4.1(b)(i)
Company Counsel	10.17
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(r)(xi)
Company’s Knowledge	5.1(h)(vi)
Company Option	5.1(b)(i)

Company Privacy Commitments	5.1(r)(xi)
Company Product	4.2(a)(i)
Company Recommendation	5.1(e)(ii)
Company Registered IP	5.1(r)(xi)
Company Warrants	5.1(b)(i)
Confidentiality Agreement	10.8
Contract	5.1(f)(ii)
Controlled Group Liability	5.1(j)(v)
Convertible Promissory Notes	5.1(b)(i)
Convertible Promissory Note Holder Election	4.3(b)(iv)
D&O Indemnified Persons	6.10(a)
D&O Insurance	6.10(a)
Debt Repayment Amount	4.1(b)(ii)(A)
Deductible	9.2(a)(ii)(A)
Delaware Certificate of Merger	1.3
DGCL	Recitals
Disputed Calculations	4.2(c)
Dissenting Stockholders	4.4(f)
DOJ	5.1(k)(xix)
Downward Adjustment Amount	4.1(c)(ii)(B)
Earn-Out Cap	4.2(a)
Earn-Out Consideration	4.2(a)
Earn-Out Notice of Disagreement	4.2(c)
Earn-Out Payout Amount	4.2(d)
Earn-Out Period	4.2(a)
Effective Date	Preamble
Effective Time	1.3
Employees	5.1(j)(i)
Environmental Law	5.1(o)
ERISA	5.1(j)(i)
ERISA Affiliate	5.1(j)(i)
ERISA Plan	5.1(j)(iii)
Estimated Closing Consideration	4.1(b)
Estimated Closing Net Working Capital	4.1(b)(iii)(A)
Estimated Closing Statement	4.1(b)
Exchange Fund	4.4(a)
FDA	4.2(f)
FDA Products	5.1(k)(viii)
FDCA	5.1(k)(iv)
FDCA Permits	5.1(k)(xi)
Final Closing Statement	4.1(c)(i)
Final Parent Earn-Out Statement	4.2(b)
Financial Statements	5.1(g)(i)
Fraud	6.16
Fundamental Representations	7.2(a)
Funded Debt	4.1(b)(ii)(B)

GAAP	4.1(b)(ii)(B)
Governmental Entity	5.1(f)(i)
Hazardous Substance	5.1(o)
Health Care Laws	5.1(k)(xix)
HHS-OIG	5.1(k)(xx)
Highwater Mark	4.2(a)(i)
Holder	4.1(a)
Holder Entitlement	4.3(b)(i)
Holder’s Percentage	4.2(d)
Holder Representative	Preamble
Holder Representative Expense Account	4.1(e)
Holder Representative Expense Amount	4.1(e)
Indebtedness	4.1(b)(ii)(B)
Indemnified Party	9.2(d)(i)
Indemnifying Party	9.2(d)(i)
Information Statement	6.5(a)
Insurance Policies	5.1(t)
Intellectual Property Rights	5.1(r)(xi)
Interim Period	6.1(a)
Inventory	5.1(s)(ii)
IRS	5.1(j)(iii)
IT Assets	5.1(r)(xi)
Key Employee	Recitals
Knowledge of the Company	5.1(h)(vi)
Latham	10.17
Laws	5.1(k)(i)
Leased Real Property	5.1(m)(ii)
Letter of Transmittal	4.4(b)(i)
Liabilities	9.1(c)
Lien	5.1(b)(i)
Losses	9.1(c)
Material Adverse Effect	5.1(a)(ii)
Material Contracts	5.1(l)(i)
Medical Device	5.1(k)(iv)
Merger	Recitals
Merger Sub	Preamble
Most Recent Company Balance Sheet	5.1(g)(i)
Most Recent Subsidiary Balance Sheet	5.1(g)(i)
Net Working Capital	4.1(b)(iii)
Net Working Capital Upper Boundary	4.1(b)(iii)(C)
Net Working Capital Lower Boundary	4.1(b)(iii)(B)
New Employment Agreement	Recitals
Notice of Disagreement	4.1(c)(i)
Notice Period	9.2(d)(iii)
Option Cancellation Agreement	4.3(b)(v)
Option Cashout Amount	4.3(b)(ii)

Order	7.1(b)
Organizational Documents	5.1(a)(ii)
Parachute Payment	6.9(c)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Earn-Out Statement	4.2(b)
Participating Employee	4.2(d)
Participating Employees’ Percentage	4.2(d)
Paying Agent	4.4(a)
Payment Schedule	5.1(c)
Percentage Interest	4.2(d)
Permitted Lien	6.1(a)
Per Share Amount	4.3(b)(ii)
Permits	5.1(k)(iii)
Person	4.4(d)
Personal Information	5.1(r)(xi)
Pre-Closing Tax Period	6.14(f)
Pre-Closing Vacation Accruals	6.9(a)
Preferred Shares	5.1(b)(i)
Privacy Laws	5.1(r)(xi)
Products Liability Insurance	6.10(c)
Purchase Price Adjustment Holdback	4.1(a)
Quarter	4.2(a)(i)
Regulatory Laws	5.1(k)(iv)
Representatives	6.2(a)
Requisite Stockholder Approval	5.1(e)(i)
Residual Earn-Out Consideration	4.2(g)
RWI Policy	6.16
SEC	4.2(a)(i)
Shares	5.1(b)(i)
Shipman	10.17
Software	5.1(r)(xi)
Stock Plans	5.1(b)(i)
Stockholder Consent Delivery Period	6.3
Stockholder Written Consent	6.3
Stockholders Meeting	6.5(b)
Straddle Period	6.14(f)
Subsidiary	5.1(a)(ii)
Surviving Corporation	1.1
Takeover Statute	5.1(n)
Tax	5.1(p)
Tax Return	5.1(p)
Termination Date	8.2(a)
Third Party Claim	9.2(d)(ii)
Trade Secrets	5.1(r)(xi)
Transaction Expenses	4.1(b)(ii)(B)

Transaction Proceeding	6.12
Transactions	5.1(e)(ii)
Transfer Taxes	6.14(c)
Unpaid Indemnification Claim	9.2(a)(iii)(B)
Upward Adjustment Amount	4.1(c)(ii)(A)
Warrant Cancellation Agreement	4.3(b)(v)